Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

IRC SUPERMAN MIDCO, LLC,

SUPERMAN MERGER SUB, INC.

and

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated as of October 1, 2020

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	79
Acquisition Proposal	48
Affiliate	79
Agreement	1
Alternative Financing	63
Alternative Financing Commitment Letter	63
Announcement	55
Antitrust Law	52
Applicable Date	13
Bankruptcy and Equity Exception	12
Board of Directors	1
Book-Entry Share	3
Business Day	79
Bylaws	9
Cancelled Shares	3
Capitalization Date	9
Certificate of Incorporation	2
Certificate of Merger	2
Change of Recommendation	46
Clinic Joint Venture	79
Closing	2
Closing Date	2
Code	19
Collection Costs	75
Commitment Letters	35
Common Stock	9
Company	1
Company Disclosure Schedule	9
Company Employees	19
Company Notice	47
Company Payoff Amount	68
Company Requisite Vote	12
Company Securities	10
Company Stock Plans	10
Company Termination Fee	80
Confidentiality Agreement	55
Continuing Employee	56
Continuing Employees	56
Contract	80
control	80
Credit Facilities	80
D&O Insurance	59
Debt Commitment Letter	35
Debt Financing	35

Debt Financing Sources	80
Debt Financing Sources Related Party	80
Definitive Financing Agreements	62
DGCL	1
Dissenting Shares	7
DOJ	51
Effective Time	2
End Date	71
Environmental Laws	26
Equity Commitment Letter	35
Equity Financing	35
ERISA	19
Exchange Act	80
Exchange Fund	5
Excluded Information	66
Excluded Party	48
Fee Letters	35
Financial Advisors	26
Financing	35
Financing Uses	36
FTC	51
GAAP	80
Governmental Entity	81
Guarantors	1
Hazardous Substances	26
Health Care Laws	81
HSR Act	81
HSR Approval	69
Indemnified Parties	57
Intellectual Property	81
Intervening Event	48
IRS	19
Joint Venture Agreement	81
knowledge	81
Law	82
Leased Real Property	22
Legal Restraint	69
Licenses	13
Liens	22
Material Adverse Effect	82
Material Contract	17
Merger	1
Merger Sub	1
No-Shop Period Start Date	43
Notice Period	47
NYSE	13
v

Option	4
Owned Real Property	22
Parent	1
Parent Disclosure Schedule	30
Parent Group	51
Parent Guarantee	1
Parent Related Parties	76
Parent Termination Fee	75
Parties	1
Party	1
Paying Agent	5
Payoff Letter	68
Per Share Merger Consideration	3
Permit	83
Permitted Liens	23
Person	83
Preferred Stock	9
Proceeding	57
Program Review	28
Proxy Statement	25
Recommendation	12
Reimbursement Obligations	68
Restricted Stock	4
RSU Award	4
SEC	13
SEC Reports	13
Securities Act	13
Share	3
Stockholders Meeting	50
Sublease	22
Subsequent Transaction	83
Subsequent Transaction Buyer	54
Subsidiaries	83
Subsidiary	83
Superior Proposal	49
Surviving Corporation	2
Tax Return	25
Taxes	24
Taxing Authority	25
Transaction Litigation	60
WARN Act	21
Willful Breach	84

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 1, 2020 (this “Agreement”), is entered into between IRC Superman Midco, LLC, a Delaware limited liability company (“Parent”), Superman Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and American Renal Associates Holdings, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it fair and advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and (iii) subject to Section 6.1, resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Merger Sub has approved, adopted and declared advisable, this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a material inducement to, and as a condition to, the Company entering into this Agreement concurrently with the execution of this Agreement, Nautic Partners VIII, L.P., Nautic Partners VIII-A, L.P., Nautic Partners IX, L.P. and Nautic Partners IX-A, L.P. (collectively, the “Guarantors”) have entered into a limited guarantee, dated as of the date hereof, guaranteeing certain of Parent’s and Merger Sub’s obligations under this Agreement, subject to the terms and conditions contained therein (the “Parent Guarantee”);

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to consummate the Merger provided for herein;

WHEREAS, as a material inducement to, and as a condition to, Parent and Merger Sub entering into this Agreement, concurrently with the execution of this Agreement, Parent is entering into a voting agreement with Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P. (the “Voting Agreement”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.          The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 1.2.          Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, at 9:00 a.m., New York time, on the second (2nd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver of those conditions at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement or at such other date, time or place as the Company and Parent may agree in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3.          Effective Time.  At the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4.          Certificate of Incorporation; Bylaws.

   (a)          At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time (the “Certificate of Incorporation”), shall be immediately amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Surviving Corporation, which from and after the Effective Time shall be the name of the Company), until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.9.

   (b)          At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub (except that the name of the Surviving Corporation shall be the name of the Company), until thereafter amended or restated as provided therein, by the certificate of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.9.

Section 1.5.          Directors and Officers.

   (a)          The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

    (b)          The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1.          Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

   (a)          Merger Consideration.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company, including Shares held in treasury by the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $11.50 per share in cash, without interest (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration as provided in this Section 2.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each non-certificated Share represented by book-entry (other than Cancelled Shares and Dissenting Shares) (a “Book-Entry Share”) shall thereafter represent only the right to receive the Per Share Merger Consideration to be paid in consideration therefor in accordance with this Article II.

   (b)          Cancellation of Cancelled Shares.  Each Cancelled Share shall cease to be outstanding, be cancelled without any conversion thereof or payment of any consideration therefor and shall cease to exist.

   (c)          Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and together shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2.          Treatment of Equity Awards.

   (a)          Treatment of Options.  Immediately prior to the Effective Time, each outstanding option to purchase Shares (an “Option”) under any Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Option to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld pursuant to Section 2.3(e) with respect to such payment.  For the avoidance of doubt, any Option which has a per Share exercise price that is greater than or equal to the Per Share Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.

   (b)          Treatment of Restricted Stock.  Immediately prior to the Effective Time, each outstanding award of restricted stock (“Restricted Stock”) under any Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such award to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld pursuant to Section 2.3(e) with respect to such payment.

   (c)          Treatment of Restricted Stock Units.  Immediately prior to the Effective Time, each outstanding award of restricted stock units (an “RSU Award”) under any Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such award to receive (without interest), at or promptly after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to such award immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld pursuant to Section 2.3(e) with respect to such payment.

   (d)          Corporate Actions.  At or prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 2.2.

    Section 2.3.          Surrender of Shares.

   (a)          Paying Agent.

         (i)          Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior written approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.  Prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments under this Article II (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares; provided that the Exchange Fund shall not include any amounts in excess of the Per Share Merger Consideration with respect to Dissenting Shares.  The Paying Agent shall invest the Exchange Fund as reasonably directed by Parent; provided that such investments shall be in direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America, and, in any such case, no such instrument shall have a maturity exceeding one month. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or cause to be replaced or restored, the cash in the Exchange Fund lost through such investments and other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Article II shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Paying Agent pursuant to this Section 2.3(a) shall not be used for any purpose other than as contemplated by this Section 2.3(a).

    (b)          Exchange Procedures.

         (i)          Transmittal Materials.  Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), except as set forth in Section 2.3(b)(ii), the Surviving Corporation shall cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as agreed by the Parties, specifying that delivery shall be effected, and risk of loss and title shall pass only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book-Entry Shares.

         (ii)          Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver any physical certificate representing any of the Shares or an executed letter of transmittal to the Paying Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares.

         (iii)          Unrecorded Transfers; Other Payments.  In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Book-Entry Share may be issued to such transferee or other Person if such transferee or other Person appears before the Paying Agent and presents to the Paying Agent all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.

         (iv)          Until surrendered as contemplated by this Section 2.3(b), each Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration as contemplated by this Article II.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

   (c)          Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon acceptable evidence of ownership of Book-Entry Shares (which shall include affidavits of ownership), without any interest thereon in accordance with the provisions set forth in Section 2.3(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of any such holder’s claim for the Per Share Merger Consideration payable upon due surrender of such holder’s Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

   (d)          Transfers.  From and after the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article II.  The Per Share Merger Consideration paid upon receipt by the Paying Agent of an “agent’s message”, in the case of Book-Entry Shares in accordance with the terms of this Article II, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Book-Entry Shares.

   (e)          Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, Restricted Stock or RSU Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  Parent shall (x) use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (i) payroll withholding because of the compensatory nature of the applicable payment or (ii) U.S. backup withholding) and (y) reasonably cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law.  To the extent that amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts (i) shall be promptly remitted by Parent or the Surviving Corporation, as applicable, to the applicable Taxing Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options, Restricted Stock or RSU Awards (as the case may be) in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.4.          Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), any Shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and as to which the holders thereof have continuously held such Shares through the date shown on the Certificate of Merger giving effect to the Merger, have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly demanded appraisal with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL with respect to any such Shares and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have failed to perfect, effectively withdrawn, waived or lost such Person’s right to appraisal under the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares.  Each holder of Dissenting Shares shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to the Dissenting Shares.  The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal and any instruments served pursuant to Section 262 of the DGCL that are received by the Company relating to stockholders’ rights of appraisal, withdrawals of such demands, and any other instruments received by the Company in respect of Dissenting Shares pursuant to Section 262 of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such notices and demands.  Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands; provided that, after the date hereof until the Effective Time, Parent shall consult with the Company with respect to such negotiations and proceedings.  The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL, or otherwise agree to do any of the foregoing.

Section 2.5.          Adjustments.  In the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.5 shall be construed to permit the Company, any Subsidiary of the Company or any other Person to take any action that is otherwise prohibited by Sections 5.1(b)(i) or 5.1(b)(v) of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2019 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward-looking in nature), it being acknowledged that nothing disclosed any such SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 3.3(a), Section 3.3(b) or Section 3.3(d), or (ii) as set forth on the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it  being acknowledged and agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure (for the avoidance of doubt, no representations or warranties by the Company are made or given taking into account any aspect of the Subsequent Transaction or any matter in connection therewith):

Section 3.1.          Organization and Qualification; Subsidiaries.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2.          Organizational Documents.  The Company has furnished or otherwise made available to Parent, prior to the date hereof, correct and complete copies of (i) the Certificate of Incorporation and the amended and restated bylaws, as amended to date (the “Bylaws”), of the Company as in effect as of the date hereof and (ii) the certificate of incorporation and by-laws, or equivalent organizational documents, as amended to date, of each of the Company’s Subsidiaries and Clinic Joint Ventures, each as in effect as of the date hereof.  The Certificate of Incorporation, the Bylaws and the articles of incorporation and bylaws, or equivalent organizational documents, of each of the Company’s Subsidiaries and Clinic Joint Ventures, are in full force and effect. The Company, any Subsidiary and, to the knowledge of the Company, each Clinic Joint Venture is in compliance in all material respects with the provisions of its articles of incorporation or bylaws (or equivalent organizational document).

Section 3.3.          Capitalization.  The authorized capital stock of the Company consists of (i) 300,000,000 Shares, par value $0.01 per share (the “Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

   (a)          As of the close of business on September 28, 2020 (the “Capitalization Date”):

         (i)          34,489,728 Shares were issued and outstanding (which number includes 1,011,426 shares of Restricted Stock);

         (ii)         no shares of Preferred Stock were issued or outstanding; and

         (iii)        there were (A) 3,757,338 Shares underlying outstanding Options, (B) 1,011,426 outstanding shares of Restricted Stock and (C) no issued and outstanding RSU Awards, in each such case, as granted or provided for under the American Renal Holdings, Inc. 2005 Stock Incentive Plan, 2010 American Renal Associates Holdings, Inc. Stock Incentive Plan, the 2011 American Renal Associates Holdings, Inc. Stock Option Plan for Non-Employee Directors and the American Renal Associates Holdings, Inc. 2016 Omnibus Incentive Plan (and applicable award agreements issued thereunder), as applicable (collectively, the “Company Stock Plans”).

   (b)          From the close of business on the Capitalization Date through the date of this Agreement, no options to purchase Shares have been granted and no Shares have been issued, except for Shares issued pursuant to the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards, in each case in accordance with the terms of the Company Stock Plans.  Except as set forth in Section 3.3(a) or on Section 3.3(b) of the Company Disclosure Schedule as of the date hereof, (i) there are no outstanding or authorized (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) options, warrants, calls, phantom stock or other rights to acquire from the Company, or obligations of the Company to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of the Company (collectively, “Company Securities”), and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 3.3(a) or on Section 3.3(b) of the Company Disclosure Schedule, all outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

   (c)          Each of the outstanding shares of capital stock (or other equity interest) of each of the Company’s Subsidiaries and Clinic Joint Ventures held by the Company or one of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is free and clear of all Liens, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever, except (i) as set forth in the Joint Venture Agreements or (ii) where any such failure to own any such shares free and clear would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries and Clinic Joint Ventures, taken as a whole.  The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. None of the outstanding Shares are certificated.

   (d)          Section 3.3(d) of the Company Disclosure Schedule sets forth a true and complete list of all holders, as of the Capitalization Date, of outstanding Options, Restricted Stock and RSU Awards, indicating, as applicable, the type of award granted, the number of Shares subject to such award, and the exercise or purchase price of such award (if applicable).  The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Options, restricted stock agreements evidencing Restricted Stock and restricted stock unit agreements evidencing outstanding RSU Awards. No Option, Restricted Stock or RSU Award was granted pursuant to an agreement that is materially different than the forms made available to Parent. Each Option, Restricted Stock and RSU Award was granted in compliance, in all material respects, with all applicable Laws and the terms and conditions of the Company Stock Plan pursuant to which such award was granted.

   (e)          Section 3.3(e) of the Company Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of each of the Company’s Subsidiaries and Clinic Joint Ventures and the ownership interest of the Company (or Subsidiary of the Company) in each such Subsidiary and Clinic Joint Venture as of the date hereof, as well as (x) the direct ownership interest and, to the knowledge of the Company, the indirect ownership interest of any other Person or Persons in each such Subsidiary and Clinic Joint Venture and (y) each such Subsidiary’s and Clinic Joint Venture’s place and form of organization. Except as set forth on Section 3.3(e) of the Company Disclosure Schedule and except for securities held by the Company in connection with its ordinary course treasury investment activities or in any non-active Clinic Joint Venture, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.

   (f)          Except as contained in a Joint Venture Agreement or as would not be material to the Company and its Subsidiaries and Clinic Joint Ventures, taken as a whole, neither the Company nor any Subsidiary of the Company nor any Clinic Joint Venture may be required, by reason of (i) the execution, delivery and performance of this Agreement or the anticipated consummation of the transactions contemplated hereby or (ii) the passage of time, to purchase or redeem or to offer to purchase or redeem, any capital stock or voting securities of, or other equity interest in, any Subsidiary of the Company, any Clinic Joint Venture or any other Person from any Person with an ownership interest, directly or indirectly, in such Subsidiary, Clinic Joint Venture or other Person.   As of September 15, 2020, no put right, tag-along right or drag-along right had been exercised by the holder thereof under and pursuant to any Joint Venture Agreement, the closing of which has not been consummated.

   (g)          Except as contained in a Joint Venture Agreement or as would not be material to the Company and its Subsidiaries and Clinic Joint Ventures, taken as a whole, neither the Company nor any Subsidiary of the Company nor any Clinic Joint Venture may be required, by reason of (i) the execution, delivery and performance of this Agreement or the anticipated consummation of the transactions contemplated hereby or (ii) the passage of time, to sell or to offer to sell, any capital stock or voting securities of, or other equity interest in, any Subsidiary of the Company, any Clinic Joint Venture or any other Person to any Person.  As of September 15, 2020, no call right or redemption right had been exercised by the holder thereof under and pursuant to any Joint Venture Agreement, the closing of which has not been consummated.

Section 3.4.          Authority.

   (a)          The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding Shares entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  The execution and delivery of this Agreement and the consummation by the Company of the Merger have been duly authorized by the Board of Directors, and this Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

   (b)          The Board of Directors, at a duly called and held meeting, has unanimously (a) determined that the Merger is fair to and in the best interests of the Company’s  stockholders, (b) approved and declared advisable this Agreement and the Merger, (c) subject to Section 6.1, resolved to recommend that the stockholders of the Company adopt this Agreement (the “Recommendation”) and (d) directed that this Agreement be submitted to the stockholders of the Company for their approval.  The only vote of the stockholders of the Company required to approve this Agreement and the Merger is the Company Requisite Vote.

Section 3.5.          No Conflict; Required Filings and Consents.

   (a)          The execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not (i) breach, violate or conflict with the Certificate of Incorporation or Bylaws, (ii) the articles of incorporation and by-laws, or equivalent organizational documents, of each of the Clinic Joint Ventures set forth in Section 3.5(a) of the Company Disclosure Schedule (the “Material Clinic Joint Ventures”), (iii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to the Company, any of its Subsidiaries or any Material Clinic Joint Venture or by which its or any of their properties are bound or (iv) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of the Company, any of its Subsidiaries or any Material Clinic Joint Venture pursuant to, any Material Contract, except, in the case of clauses (ii), (iii) and (iv), for any such breach, violation, default, consent, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (b)          Subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 4.3(b), the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, takeover and “blue sky” Laws, (ii) the filing of a premerger notification and report form by the Company under the HSR Act, (iii) compliance with the applicable requirements of the New York Stock Exchange (the “NYSE”), (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 3.6.          Compliance.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole, none of the Company or any of its Subsidiaries, or to the knowledge of the Company, any Clinic Joint Ventures, are in violation of any Law (including Health Care Laws) applicable to the Company, its Subsidiaries or any Clinic Joint Ventures. The Company, its Subsidiaries and, to the knowledge of the Company, the Clinic Joint Ventures, have the state-issued dialysis licenses and permits, CLIA certificates, biomedical waste licenses and permits, and business licenses and permits (“Licenses”) from Governmental Entities required to conduct their respective businesses as being conducted as of the date hereof and own, lease and operate their respective assets and properties as of the date hereof, except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole. Since the Applicable Date, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole, (i) the Company, its Subsidiaries and, to the knowledge of the Company, the Clinic Joint Ventures have maintained, and have been in compliance with all terms and conditions of, all Licenses and all Licenses are in full force and effect, and (ii) to the knowledge of the Company, no default has occurred under, and there exists no event that, with or without notice, lapse of time or both, would reasonably be expected to result in a default under, or would give to others any right of revocation, non-renewal, adverse modification or cancellation of, any License.

Section 3.7.          SEC Filings; Financial Statements; Undisclosed Liabilities.

   (a)          The Company has filed or otherwise transmitted or furnished all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto), in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2017 (the “Applicable Date”) through the date hereof (all such forms, reports, statements, certificates and other documents filed or furnished since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”).  As of their respective filing dates, or if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing.  As of the time of filing with the SEC (or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement), none of the SEC Reports so filed contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. None of the Subsidiaries of the Company is required to file periodic reports with the SEC pursuant to the Exchange Act.  To the knowledge of the Company, the Company has made available to Parent all comment letters and all material formal correspondence between the SEC and the Company with respect to the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2018.  Except as set forth in Section 3.7(a) of the Company Disclosure Schedule, as of the date hereof, to the knowledge of the Company, none of the SEC Reports is the subject of active, ongoing SEC review.

   (b)          The audited consolidated financial statements of the Company (including all notes thereto) and its Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC: (i) complied, as of its date of filing, as to form in all material respects, with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, comprehensive income (loss), change in equity and cash flows for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2020 and included in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal period-end adjustments); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

   (c)          The Company maintains in all material respects disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act.  Such disclosure controls and procedures are designed to ensure that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  Based on the Company’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date hereof, the Company has not identified any fraud that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, except as set forth in the SEC Reports, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors any instances identified by them or of which they have been made aware of “significant deficiencies,” “material weaknesses” or fraud.

   (d)          As of the date hereof, except (i) as reflected, accrued or reserved against in the financial statements (including all notes and schedules thereto) of the Company and its Subsidiaries included in the SEC Reports; (ii) for liabilities or obligations incurred in the ordinary course of business since June 30, 2020; (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement; and (iv) for liabilities or obligations permitted by this Agreement or incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or the notes thereto), other than those which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 3.7(d) of the Company Disclosure Schedule contains a correct and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries as of September 15, 2020, other than (v) loans between the Company or any of its Subsidiaries or Clinic Joint Ventures, on the one hand, and any of the Company’s Subsidiaries or Clinic Joint Ventures, on the other hand, (w) indebtedness included in the SEC Reports, (x) any indebtedness of the Clinic Joint Ventures, (y) indebtedness in an amount less than $1,000,000 and (z) trade payables incurred in the ordinary course of business consistent with past practice.

Section 3.8.          Contracts.

   (a)          Except (i) for this Agreement, (ii) for the Contracts filed as exhibits to the SEC Reports, (iii) for the Company Plans and Company Stock Plans or (iv) as set forth in Section 3.8 of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries (or the Clinic Joint Ventures to the extent set forth in the applicable subsection of this Section 3.8(a)) is party to or bound by any of the following Contracts:

         (i)          the top 10 Contracts (other than leases of real property) measured by the aggregate amount of payments by the Company and its Subsidiaries within the twelve (12) month period ended June 30, 2020;

         (ii)         Contracts with the top 10 payors measured by the aggregate amount of payments to the Company and its Subsidiaries within the twelve (12) month period ended June 30, 2020;

         (iii)        any employment Contract of any director or officer of the Company or its Subsidiaries or any other written employment, severance, retention, deal bonus, consulting or other Contract with any employee of the Company or any of its Subsidiaries which will require (or reasonably likely require) the payment of amounts by the Company or any of its Subsidiaries during the one-year period following the date hereof in excess of $200,000;

         (iv)        other than the Joint Venture Agreements, any Contract of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Clinic Joint Ventures, that limits the ability of the Company, any of its Subsidiaries or a Clinic Joint Venture to compete in any line of business or with any Person or in any geographic area or during any period of time, in each case in any respect material to the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole.

         (v)          any Contract relating to material Intellectual Property (other than Intellectual Property that is the subject of a license for shrink wrap software, license for other “off the shelf” software, or a license for software for which the license fees, royalties, maintenance fees and support fees do not exceed $500,000 on an annual basis) that is material to the Company and its Subsidiaries, taken as a whole, and that is not otherwise terminable by any party thereto with sixty (60) days’ notice (or less) without payment or penalty;

         (vi)        any Contract under which the Company or any of its Subsidiaries has incurred any indebtedness that is outstanding on the date hereof or has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (other than any indebtedness, liabilities or obligations solely by and among the Company and its Subsidiaries) including with respect to indebtedness for borrowed money, in each case, in excess of $4,000,000;

        (vii)       any Contract containing (A) an earn-out, deferred purchase price, or other similar contingent obligation, or (B) ongoing indemnification obligations on behalf of the Company or any of its Subsidiaries (other than customary indemnification obligations pursuant to payor contracts or leases) and, in each case of clauses (A) and (B), which would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000 individually or $5,000,000 in the aggregate;

         (viii)      any Contract involving or providing for the settlement (or proposed settlement) of any Proceeding (A) with a Governmental Entity, (B) that involves payments after the date hereof in excess of $500,000 individually or $2,000,000 in the aggregate or (C) that materially restricts or imposes material obligations after the date of this Agreement on the Company and its Subsidiaries, taken as a whole;

         (ix)        any Contract that obligates the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Clinic Joint Ventures, to make any capital investment or capital expenditure in excess of $500,000, which capital investment or expenditure is outside the ordinary course of business and is not contemplated by the capital expenditure budget set forth on Section 5.1(b)(xvii) of the Company Disclosure Schedule and that is not otherwise terminable by any party thereto with sixty (60) days’ notice (or less) without payment or penalty;

         (x)          any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, any of its Subsidiaries or any of the Clinic Joint Ventures or prohibits the pledging of the capital stock of the Company, any Subsidiary of the Company or any Clinic Joint Ventures, other than debt or financing documents entered into by any Clinic Joint Venture and made available to Parent and Merger Sub prior to the date hereof or any Joint Venture Agreement;

         (xi)         any Contract that relates to the pending acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000 and that is not otherwise terminable by any party thereto with sixty (60) days’ notice (or less) without payment or penalty;

         (xii)        any stockholders agreements, voting agreements, registrations rights agreements, co-sale agreements and any other similar Contracts between the Company and any holder of Company capital stock;

         (xiii)      the Joint Venture Agreements for the Material Clinic Joint Ventures;

         (xiv)       any Contract between the Company or any of its Subsidiaries and any Governmental Entity and that is material to the Company and its Subsidiaries, taken as a whole;

         (xv)        any Contract that relates to any swap, forwards, or other similar derivative transactions;

         (xvi)       any Material Leases; and

         (xvii)     any Contract that is required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) that has not been filed with the SEC prior to the date of this Agreement.

   (b)          Each Contract (i) set forth in Section 3.8 of the Company Disclosure Schedule or (ii) disclosed by the Company on its most recent Annual Report on Form 10-K or any subsequent SEC Report prior to the date hereof as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) (excluding any Company Plan), is referred to herein as a “Material Contract”.

   (c)          Except for those Material Contracts set forth as an exhibit to a filed SEC Report, the Company has made available to Parent true and correct copies of all Material Contracts, including amendments and supplements thereto.  Each of the Material Contracts is a legal, valid and binding obligation of, and enforceable against, the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice, and (ii) for such failures to be legal, valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole.

   (d)          The Company or its Subsidiary that is a party to each Material Contract is in compliance in all material respects with all terms and requirements of each Material Contract, and no event has occurred that, with notice or the passage of time, or both, would constitute a material breach or default by the Company or any of its Subsidiaries under any such Material Contract, and, to the knowledge of the Company, no other party to any Material Contract is in material breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a material breach or default) under any Material Contract, except in each case where such violation, breach, default or event of default would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, neither the Company nor, to the knowledge of the Company, any of its Subsidiaries have received written notice from any other party to a Material Contract that such other party intends to terminate or renegotiate in any material respect the terms of any such Material Contract (except in accordance with the terms thereof).

   (e)          The Company has made available to Parent and Merger Sub all Joint Venture Agreements with respect to each Clinic Joint Venture, and each such Joint Venture Agreement is a legal, valid and binding obligation of, and enforceable against, the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any such Joint Venture Agreement expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice, and (ii) for such failures to be legal, valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, its Subsidiaries and the Clinic Joint Ventures, taken as a whole.

   (f)          Section 3.8(f) of the Company Disclosure Schedule sets forth a list as of September 15, 2020 of all non-binding letters of intent or term sheets that relate to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) to which the Company or any of its Subsidiaries is party to for an amount greater than $500,000 individually.

   (g)          Except as set forth on Section 3.8(g) of the Company Disclosure Schedule, to the knowledge of the Company, since December 31, 2018 to the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any (i) supplier listed on Section 3.8(g)(i) of the Company Disclosure Schedule or (ii) payor listed on Section 3.8(g)(ii) of the Company Disclosure Schedule, in each case, indicating that such party has or, to the knowledge of the Company, is threatening to terminate or not renew, any Material Contract, or terminating or, to the knowledge of the Company, is threatening to terminate or materially modify its relationship or cease or reduce its business, with the Company or any of its Subsidiaries, in each case that remain outstanding or otherwise have not been resolved.

Section 3.9.          Absence of Certain Changes or Events.  Since June 30, 2020, (a) except as contemplated by this Agreement or in connection with the formation or financing or refinancing of any Clinic Joint Ventures in the ordinary course of business consistent with past practice, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and (b) there has not occurred any event, development, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.10.          Absence of Litigation.  As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries nor any of their respective assets, rights or properties or, to the knowledge of the Company, any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as an officer or director, other than any such Proceeding or arbitration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree or award except for those that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 3.10 of the Company Disclosure Schedule sets forth a complete and correct list of all Proceedings or, to the Company’s knowledge, investigations involving the Company, its Subsidiaries or any of their respective directors or officers (in such individual’s capacity as such) during the past three (3) years that has resulted in, or would reasonably be expected to result in, a liability or loss to the Company or any of its Subsidiaries in excess of $1,000,000 above the amount reasonably expected to be payable by insurers.

Section 3.11.          Employee Benefit Plans.

   (a)          Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, and compensation, severance, change in control plans, programs or arrangements or employment agreement contributed to, sponsored or maintained by the Company or any of its Subsidiaries as of the date hereof for the benefit of any current, former or retired employee or director (or their spouses, dependents, or beneficiaries) of the Company or any of its Subsidiaries (collectively, the “Company Employees”).

   (b)          With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a true and complete copy thereof to the extent in writing and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

   (c)          (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and in material compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws, rules and regulations and (ii) with respect to each Company Plan, as of the date hereof, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

   (d)          Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.

   (e)          Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes to or has in the past six years maintained, sponsored or contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code. Neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA that has not been paid in full as of the date hereof.  Neither the Company nor any of its Subsidiaries maintains, sponsors or contributes to any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

   (f)          None of the Company Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law).

   (g)          No Company Plan exists that as a result of the consummation of the transactions contemplated by this Agreement will (i) entitle any Company Employee to severance pay, unemployment compensation or any other compensatory payment, except as contemplated by this Agreement or as required by applicable Law, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due any such Company Employee, except as contemplated by this Agreement, (iii) result in payments which would not reasonably be expected to be deductible under Section 280G of the Code or (iv) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or any of its Subsidiaries.

   (h)          Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

   (i)          No Company Plan is subject to the Laws of any jurisdiction outside the United States.

Section 3.12.          Labor and Employment Matters.

   (a)          The Company has made available a complete and accurate list of all Company Employees (other than per diem employees) as of September 15, 2020 by: his or her position or title; whether classified as exempt or non-exempt for wage and hour purposes; whether paid on a salary, hourly or commission basis; the employee’s actual annual base salary or other rates of compensation; and business location.

   (b)          As of September 15, 2020, approximately eleven (11) independent contractors were engaged by the Company and its Subsidiaries.

   (c)          The Company is not a party to any collective bargaining agreement with any labor organization representing any Company Employees nor, to the knowledge of the Company, is any such agreement being negotiated by the Company as of the date hereof. To the knowledge of the Company, there are no organizing activities pending or under discussion with any labor organization or group of Company Employees.  There is no material strike, slowdown, work stoppage or lockout pending against or affecting the Company. To the knowledge of the Company, there is no unfair labor practice charge pending before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Company, which, if adversely decided, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There is no arbitration hearing or arbitration award pending or, to the knowledge of the Company, threatened in writing against the Company, which, if adversely decided, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (d)          The Company is, and since the Applicable Date has been, in compliance with all applicable laws respecting labor and employment matters, including fair employment practices, harassment and discrimination, the classification of independent contractors and employees, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, pay equity, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

   (e)          There are no material internal investigations being conducted by or on behalf of the Company or material private dispute resolution procedures pending against the Company, in each case with respect to employment or labor matters (including but not limited to allegations of employment discrimination or sexual harassment). To the knowledge of the Company, there is no threatened in writing claim or claim reported through the Company’s compliance hotline of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any Company officer or director.

   (f)          During the ninety (90) day period preceding the date hereof, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company.

Section 3.13.          Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, (b) all premiums due with respect to such material insurance policies have been paid in accordance with the terms thereof (other than retroactive or retrospective insurance premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date) and (c) neither the Company nor any of its Subsidiaries have received any written notice of termination, cancellation or non-renewal with respect to any such policy nor, to the knowledge of the Company, are any of the foregoing threatened and there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies, other than “reservation of rights” or similar letters or communications.

Section 3.14.          Properties.

   (a)          Owned Real Property.  Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all of the real property owned by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”).  Except as listed on Section 3.14(a) of the Company Disclosure Schedule, none of the currently Owned Real Property is leased or licensed to any Person (other than the Company or any of its Subsidiaries or any Clinic Joint Venture) in a manner that gives such Person the right to use or occupy the Owned Real Property.

   (b)          Leased Real Property.  Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list, as of September 1, 2020, of all of the existing leases pursuant to which the Company or any of its Subsidiaries uses or occupies any real property with a current annual base rent amount in excess of $200,000 (such property, the “Leased Real Property,” and each such lease, a “Material Lease”).  Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is in material default under any Material Lease nor, to the knowledge of the Company, has the Company or any of its Subsidiaries received any written notice alleging any material default thereunder; (ii) the Company, its Subsidiaries and the Clinic Joint Ventures have not granted any subleases to any Person, other than the Company, any of its Subsidiaries or a Joint Venture Clinic, giving such Person any right to use or occupy on a full time basis the Owned Real Property or the Leased Real Property, except as set forth on Section 3.14(b)(ii) of the Company Disclosure Schedule (each, a “Sublease”); and (iii) no consent of any landlord or other superior interest holder with respect to a Material Lease is required in connection with the transactions contemplated hereby.

   (c)          Since the Applicable Date, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice of any material violation or claimed material violation of any applicable building, zoning, subdivision or other land use or similar Laws affecting its interests in Owned Real Property or Leased Real Property, that, in each case, individually or in the aggregate, is material to the Company and its Subsidiaries, taken as a whole.

   (d)          Except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or a Subsidiary of the Company owns and has good and valid title to, or holds a valid leasehold interest in, the Owned Real Property or the Leased Real Property, as applicable, together with all items of personal property that are material to the Company and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances, mortgages, pledges, security interests, claims and defects, and imperfections of title (“Liens”) (except in all cases for (A) Liens set forth on Section 3.14(d) of the Company Disclosure Schedules or reflected on the consolidated financial statements of the Company, (B) statutory liens securing payments not yet due or which are being contested in good faith by appropriate Proceeding and for which adequate reserves have been provided, (C) such imperfections or irregularities of title, Liens, charges, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; easements, rights of way, options, reservations or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection of the real property, (D) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate Proceeding and for which adequate reserves have been established in accordance with GAAP, (E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business for amounts not yet due or payable or which are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (G) Liens in favor of lessors and licensors under the Material Leases and licenses and liens to which the fee simple interest (or any superior leasehold interest) are subject, (H) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company), (I) Liens arising under the Joint Venture Agreements and (J) any other Liens that would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (items in clauses (A) through (I) are referred to herein as “Permitted Liens”).

Section 3.15.          Tax Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

   (a)          All Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, or will be timely filed (taking into account any extensions of time in which to file).  The Company and each of its Subsidiaries has paid (or has had paid on its behalf) in full all Taxes that are due and payable (whether or not shown to be due on such Tax Returns), except for any Taxes contested in good faith or for which adequate reserves have been established in accordance with GAAP.

   (b)          There are no Liens with respect to Taxes upon any of the assets or properties of either the Company or its Subsidiaries, other than Permitted Liens.

   (c)          There is no outstanding audit, assessment, examination or claim concerning any Tax liability of the Company or any of its Subsidiaries that is currently pending with a Taxing Authority or that has occurred within the past year.

   (d)          No written claim has ever been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction, which claim has not been resolved in full.

   (e)          Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (other than a group the common parent of which is or was the Company or one of its Subsidiaries) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor.

   (f)          The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

   (g)          None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement, other than (i) any agreement solely between or among the Company and/or any of its Subsidiaries or (ii) any agreement that does not relate primarily to Taxes.

   (h)          None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

   (i)          None of the Company or any of its Subsidiaries has received or applied for a private letter ruling or other similar written Tax ruling from any Taxing Authority.

   (j)          None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or other income Tax Law) that was made or requested prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing (including, without limitation, pursuant to Sections 451(c), 455 or 456 of the Code, Treasury Regulations Section 1.451-5 and Revenue Procedure 2004-34), (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or other Tax Law) entered into prior to the Closing or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code existing prior to the Closing.

   (k)          For U.S. federal income Tax purposes, (i) the Company is classified as a domestic “C” corporation and (ii) each Clinic Joint Venture is classified as a domestic partnership.

   (l)          Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Notwithstanding anything else in this Agreement, the representations and warranties set forth in this Section 3.15 shall constitute the only representations and warranties by the Company with respect to Tax matters. For purposes of this Agreement:

         (i)          “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes imposed by any Taxing Authority, together with all interest, penalties and additions imposed by such Taxing Authority with respect to such amounts;

         (ii)          “Tax Return” means all returns and reports (including declarations of estimated Taxes and information returns) required to be filed with a Taxing Authority including any amendments thereto and any schedules or attachments thereto; and

         (iii)         “Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.

Section 3.16.          Proxy Statement.  None of the information supplied or to be supplied by the Company or the Subsidiaries of the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, on the date it (and any amendment or supplement thereto) is first filed with the SEC or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will, at the date it is filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.17.          Intellectual Property.  Section 3.17 of the Company Disclosure Schedule contains a complete and accurate list of all registered and material unregistered trademarks, registered copyrights, and internet domain names registered to or owned or purported to be owned by the Company or any of its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and its Subsidiaries own, free and clear of all Liens except Permitted Liens, or have the right to use, all material Intellectual Property used in their business as currently conducted, (b) the conduct of the Company’s business as currently conducted does not infringe or violate the Intellectual Property (other than patents, and with respect to patents, to the knowledge of the Company) of any Person, (c) there are no pending or, to the knowledge of the Company, threatened claims against the Company, any Subsidiary or any of their employees alleging that any activity by the Company or such Subsidiary infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property, (d) to the knowledge of the Company, no Person is infringing or violating the Intellectual Property owned by the Company or its Subsidiaries and (e) the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

Section 3.18.          Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

   (a)          The Company and its Subsidiaries are, and for the past three (3) years from the date hereof have been, operating in compliance with all applicable Environmental Laws, including having all permits required under any applicable Environmental Law for the operation of the business and complying in all material respects with the terms and conditions of such permits;

   (b)          Neither the Company nor any of its Subsidiaries, to the knowledge of the Company, has released any Hazardous Substances into the environment on, at, under, in or from any real property owned or operated by the Company or any Subsidiary of the Company that is (i) currently subject to any investigation, remediation or monitoring, or (ii) reasonably likely to result in liability to the Company or any Subsidiary, in either case (i) or (ii) under any applicable Environmental Laws;

   (c)          Neither the Company nor any of its Subsidiaries is a party to any pending or threatened Proceeding alleging that it is in violation of or has liability under any Environmental Laws; and

   (d)          Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has received any written claim, notice or information request alleging that the Company or any of its Subsidiaries is in material violation of, or may have material liability under, Environmental Laws, which remains unresolved.

The representations and warranties set forth in this Section 3.18 shall constitute the only representations and warranties by the Company with respect to environmental matters. For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all Laws concerning pollution or protection of the environment.

“Hazardous Substances” shall mean any hazardous waste, material, or substance, any pollutant or contaminant, and any other terms of similar meaning, as defined in any applicable Environmental Law, and includes petroleum, medical or infectious waste, polychlorinated biphenyls and asbestos.

Section 3.19.          Opinion of Financial Advisor.  Prior to the execution of this Agreement, Goldman Sachs & Co. LLC (the “Financial Advisor”) has delivered to the Board of Directors its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, as to the fairness of the Per Share Merger Consideration, from a financial point of view, to be paid to the stockholders of the Company (other than Parent and its Affiliates), as of the date of such opinion and based upon and subject to the factors, assumptions, qualifications and limitations set forth in such opinion.  A signed and complete copy of such opinion will promptly be made available to Parent for informational purposes only following receipt thereof by the Board of Directors; provided that such opinion may not be relied on by Parent or any of its Affiliates, directors, officers or employees.

Section 3.20.          Regulatory Matters.

    (a)          Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, the activities of the Company and its Subsidiaries and, to the knowledge of the Company, their respective directors, officers, and employees, while acting for or on behalf of such Company or Subsidiary, are currently, and since the Applicable Date, have been, conducted in compliance with all applicable Health Care Laws.

   (b)          Neither the Company nor any of its Subsidiaries, nor, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, any of their respective employees, directors or officers, and, to the knowledge of the Company, any of their respective consultants, vendors or suppliers, is as of the date hereof or has been since the Applicable Date excluded, suspended, debarred from participation, or otherwise terminated from or ineligible to participate in, any federal health care program, as such term is defined in 42 U.S.C. § 1320a-7b(f) (a “Federal Health Care Program”).   Neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Entity of any pending or threatened Proceeding that would reasonably be expected to result in the revocation, withdrawal, suspension, non-renewal, termination, revocation, or adverse modification or limitation of the Company’s participation in any Federal Health Care Program, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since the Applicable Date, neither the Company nor any of its Subsidiaries nor, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, any of their respective employees, consultants, directors or officers: (i) has been convicted of or, to the knowledge of the Company, charged with any criminal offense relating to the delivery of an item or service under any Federal Health Care Program or state Health Care Program; (ii) has been convicted of or, to the knowledge of the Company, charged with or investigated for, any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances, or (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act.

   (c)          Since the Applicable Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of those entities’ directors, officers, or employees has with respect to the operations of the business of the Company and its Subsidiaries made a voluntary disclosure pursuant to the OIG’s self-disclosure protocol or otherwise, or has been subject to any reporting obligations pursuant to any settlement agreement with the OIG or any other Governmental Entity concerning compliance with any Health Care Law.  Since the Applicable Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers or employees (x) has been notified in writing or the knowledge of the Company, orally that it is the subject of any Federal Health Care Program investigation or commercial or other third party payor program investigation, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, (y) has been notified in writing that it is a defendant in any qui tam/ false claims act litigation, or (z) has been served with or received any search warrant, subpoena or civil investigative demand from any Governmental Entity concerning compliance with any Health Care Law.

   (d)          Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with applicable Health Care Laws and contractual obligations applicable to billing third-party payors, including Federal Health Care Programs and insurance companies, health care service plans, health maintenance organizations, self-funded groups, or other payors with respect to their commercial and Federal Health Care Program business.  To the knowledge of the Company, since the Applicable Date, the Company and its Subsidiaries has paid, caused to be paid, attempted to pay or has scheduled to pay all known and undisputed refunds and overpayments to the applicable third-party payors, including Federal Health Care Programs and insurance companies, in accordance with applicable Health Care Laws and contractual obligations, except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole.  Since the Applicable Date, other than regularly scheduled audits and reviews or reviews or audits that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, no audits, coding validation reviews or program integrity reviews, or credentialing or privileging reviews has been conducted by any entity, commission, board or agency having responsibility over such company’s involvement with the Federal Health Care Programs or third party payors (collectively, a “Program Review”), and neither the Company nor any of its Subsidiaries has received written notice that any such Program Reviews are scheduled or pending.

   (e)          Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, since the Applicable Date, the Company and its Subsidiaries have filed all reports, statements, documents, registrations, filings, and submissions required to be filed by it under applicable Health Care Laws.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, since the Applicable Date, neither the Company nor its Subsidiaries have knowingly or willfully made or cause to be made, or induced or sought to induce the making of, any false statement or representation (or knowingly or willfully omitting to state a fact required to be stated therein or necessary to make the statements contained therein not misleading) of a fact to a Governmental Entity.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole,  since the Applicable Date, no written notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging a violation of any Health Care Law.

   (f)          Neither the Company nor any of its Subsidiaries is a party to or has any ongoing reporting obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by, any Governmental Entity with respect to any Health Care Law.

   (g)          The Company and its Subsidiaries use commercially reasonable efforts to protect the privacy of sensitive data, including non-public information, personal information and protected or regulated health information, that the Company or any of its Subsidiaries collects, uses, stores, maintains, processes or transmits and to prevent unauthorized access to, and use or disclosure of, such data by any unauthorized Person, except as would not have, individually or in the aggregate, a Material Adverse Effect. Each of the Company and its Subsidiaries that are Covered Entities or Business Associates (as defined under HIPAA) are now and since the Applicable Date have been in compliance with HIPAA including having undertaken all necessary risk assessments or risk analyses required under HIPAA, except as would not have, individually or in the aggregate, a Material Adverse Effect. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any transfer of Protected Health Information (as defined in 45 C.F.R. § 160.103) resulting from such transactions, will violate any policies of the Company or its Subsidiaries or any privacy agreements to which the Company or its Subsidiaries are a party as such policies or privacy agreements currently exist, except as would not have, individually or in the aggregate, a Material Adverse Effect.

    Section 3.21.          Information Technology.  The Company takes commercially reasonable steps and implements commercially reasonable procedures designed to protect and safeguard their information technology systems used in connection with the operation of the business of the Company and its Subsidiaries from unauthorized access.  The Company employs commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Company and its Subsidiaries and takes commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries.  To the knowledge of the Company, since the Applicable Date, there have been no material breaches of or material failures in the security systems or measures related to the Company’s information technology systems that have resulted in unauthorized access to personally identifiable information.

Section 3.22.          Brokers.  No broker, finder, investment banker or financial advisor (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.23.          Takeover Statutes.  Assuming the accuracy of the representations and warranties contained in Section 4.10, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applicable to the Company, or any anti-takeover provisions in the Certificate of Incorporation or the Bylaws, is applicable to this Agreement or the transactions contemplated hereby, including the Merger.  The Company is not party to any stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan.

    Section 3.24.          Affiliate Party Transactions.  Since March 31, 2020, there are no transactions, agreements, arrangements or understandings between (a) the Company or any of its Subsidiaries on the one hand, and (b) any stockholders, directors, officers or employees of the Company on the other hand,  in each case that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the SEC Reports filed with, or furnished to, the SEC prior to the date of this Agreement, other than employment agreements in the ordinary course of business consistent with past practice and similar employee arrangements otherwise set forth on the Company Disclosure Schedule.  Section 3.24 of the Company Disclosure Schedule sets forth a correct and complete list as of September 15, 2020, to the knowledge of the Company, of all leases or full-time Subleases between the Company and any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any Clinic Joint Venture, on the other hand (including any doctor who is a direct or indirect owner of such Clinic Joint Venture which is the party to such Lease or full-time Sublease, or any Affiliate of such doctor).

Section 3.25.          No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article III, none of the of the Company or any of its stockholders, Subsidiaries, directors, employees, Affiliates, advisors, agents or any other Representatives or Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability, responsibility or other obligation to Parent, Merger Sub, their respective Representatives or Affiliates or any other Person on any basis resulting from Parent’s, Merger Sub’s or any of their respective Representative’s or Affiliates’ use of any information, documents or other materials made available or otherwise provided to them, including any information made available in the electronic data room maintained by the Company, management presentations, functional “break-out” discussions, responses to questions submitted by or on behalf of Parent, Merger Sub or their respective Representatives or Affiliates or in any other form in connection with the transactions contemplated by this Agreement, and each of Parent and Merger Sub acknowledges and agrees to the foregoing.  The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:

Section 4.1.          Organization.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified and licensed to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except where the failure to be so organized, qualified, licensed or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby.  Parent has made available to the Company prior to the date of this Agreement a correct and complete copy of the certificate of incorporation and bylaws (or other comparable governing documents) of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered in full force and effect.

Section 4.2.          Authority.  Each of Parent and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement and to consummate the Merger and the other transactions contemplated hereby.  The execution, and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors (or equivalent) of Parent and Merger Sub and Parent has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole stockholder of Merger Sub and delivered to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub, and no other corporate Proceeding or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates is necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3.          No Conflict; Required Filings and Consents.

   (a)          The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the Financing, the ownership and operation of the Company and its Subsidiaries following the Effective Time, and the compliance with the provisions of this Agreement will not (i) breach, violate or conflict with the certificate of formation or operating agreement or other governing documents of Parent, the certificate of incorporation and bylaws of Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, and all filings described in such clauses have been made, breach conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default), require a consent or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party) except, in the case of clause (iii), for any such breach, violation, default, loss, right or other occurrence which would not reasonably be expected to have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby.

   (b)          The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” Laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act for the transactions as contemplated solely by this Agreement (and not the Subsequent Transaction), (iii) compliance with the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby.

Section 4.4.          Absence of Litigation.  As of the date of this Agreement, there are no civil, criminal, administrative or other suits, claims, actions, Proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any of their respective Subsidiaries, other than any such suit, claim, action, Proceeding or investigation that would not or would not reasonably be expected to have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby .  Neither Parent nor any of its Subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, have a material adverse effect on the ability of the Parent and Merger Sub to timely consummate the Merger and the other transactions contemplated hereby.

Section 4.5.          Operations and Ownership of Merger Sub.  The authorized capital stock of Merger Sub consists solely of one thousand (1,000) shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than (i) as expressly contemplated herein and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6.          Absence of Certain Agreements.  Except as set forth on Section 4.6 of the Parent Disclosure Schedule, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates (including any Guarantor or any of its Affiliates) has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) with the Subsequent Transaction Buyer, any of its Affiliates or any other Person that relates in any way to the Company or any of its Subsidiaries or other assets or the Subsequent Transaction (or any other transaction involving the Company or any of its Subsidiaries or other assets), the Merger or the other transactions contemplated hereby (each, whether arising prior to, on or after the date hereof, a “Prohibited Agreement”), (ii) with any holder of Shares, Options or Restricted Stock (or any Affiliate of any such holder) or any member of the Company’s management or Board of Directors that is related to the transactions contemplated by this Agreement, (iii) with any third party that would in any way limit Parent’s or Merger Sub’s ability to comply with its obligations under this Agreement, (iv) with any third party that could delay or prevent the consummation of the transactions contemplated hereby, or (v) without limiting the generality of the foregoing, pursuant to which (A) any holder of Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal, other than the Voting Agreement, (B) any holder of Options or Restricted Stock would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 2.2, (C) any third party has agreed to provide, directly or indirectly, equity or other capital to Parent or the Company or any of their Subsidiaries to finance in whole or in part the transactions contemplated herein, or (D) any Company Employee has agreed to remain as an employee of the Company or any of its Subsidiaries or to become an employee or consultant of Parent or any of its Subsidiaries following the Effective Time.  Parent has shared with the Company true and complete copies of (or where not in written form, written summaries of) all agreements, arrangements or understandings set forth on Section 4.6 of the Parent Disclosure Schedule, and such agreements, arrangements or understandings have not been amended or modified since the date of this Agreement, except pursuant to Section 5.2 hereof.  Parent is not aware of any matter related to Parent, Merger Sub or their respective Affiliates or Representatives that would reasonably be expected, individually or in the aggregate, to materially delay, impede or interfere with the consummation of the transactions contemplated by this Agreement.

Section 4.7.          Proxy Statement.  None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is first filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent and Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company.

Section 4.8.          Brokers.  No broker, finder or investment banker (other than Guggenheim Securities, LLC, whose fee shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.9.          Ownership of Shares.  None of Parent, Merger Sub or any of their respective Subsidiaries, or to the knowledge of Parent, Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective Affiliates or Subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the Shares or a value determined in whole or in part with reference to, or derived in whole or part from, the value of the Shares. None of Parent, Merger Sub or, to the knowledge of Parent, any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL. As of the date hereof, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, the Guarantor or any of their Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding Shares or any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or to the management of the Surviving Corporation after the Effective Time, other than the Voting Agreement.

Section 4.10.          Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.  The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

    Section 4.11.          Subsequent Transaction Agreement; HSR Filing.  The Subsequent Transaction Agreement will by its terms automatically terminate on the date that is ninety (90) days after the date of this Agreement, should the condition set forth in Section 7.1(c) not have been satisfied prior to such date.  As of the date hereof, Parent has provided to the Company’s outside counsel copies of all documents that Parent reasonably believes will be submitted to the FTC, the DOJ or any other Governmental Entity in connection with Parent’s initial HSR Filing.

Section 4.12.          Solvency.  Assuming that (a) the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived, and (b)(i) the representations and warranties set forth in Article III (other than those qualified by materiality or “Material Adverse Effect”) are true and correct in all material respects and (ii) the representations and warranties set forth in Article III that are qualified by materiality or “Material Adverse Effect” are true and correct in all respects, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Debt Financing, any alternative financing, and the payment of the aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries which become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its Subsidiaries, on a consolidated basis, will not: (i) have debts, including contingent and other liabilities, greater than the fair market value of its assets or have assets the fair saleable value of which is less than the amount required to pay its liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged; or (iii) have incurred debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.13.          Financing.  Parent and Merger Sub have delivered to the Company true, correct and complete copies of (a) the executed debt commitment letter, dated as of October 1, 2020 among Parent, Merger Sub and the Debt Financing Sources party thereto (including all exhibits, schedules and annexes thereto, as amended from time to time after the date hereof to the extent not prohibited by this Agreement, the “Debt Commitment Letter”), pursuant to which the Debt Financing Sources have committed, subject only to the terms and conditions set forth therein, to lend the aggregate amounts set forth therein (such lending and funding, the “Debt Financing”) for the purposes set forth therein, (b) the fee letter entered into by Parent, Merger Sub and the Debt Financing Sources in connection with the Debt Financing (the “Fee Letter”); provided that specific fee amounts and specific “market flex” terms, if any, none of which imposes, nor do they permit the imposition of, any new conditions (or the modification or expansion of any existing conditions) may have been redacted, and (c) the executed equity commitment letter, dated as of October 1, 2020, among Parent, the Guarantors and the other parties thereto (including all exhibits, schedules and annexes thereto, as amended from time to time after the date hereof to the extent not prohibited by this Agreement, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which the Guarantors have committed, subject to the terms and conditions set forth therein, to make a cash equity contribution in the aggregate amount set forth therein (such equity contribution, the “Equity Financing” and, together with the Debt Financing, the “Financing”) for the purposes set forth therein. The Equity Commitment Letter provides that the Company is a third-party beneficiary thereto in accordance with the terms thereof.  As of the date hereof, none of the Commitment Letters has been amended, supplemented or modified, no such amendment, supplement or modification is contemplated or pending (other than amendments, supplements or modifications to the Debt Commitment Letter solely to add additional lenders, arrangers, bookrunners and similar entities), and the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent and Merger Sub, no such withdrawal, termination or rescission is contemplated.  Except for the Fee Letter and the Commitment Letters, there are no side letters or Contracts to which Parent, Merger Sub or any Affiliate of either thereof is a party related to the terms, provision, lending, funding or investing, as applicable, of the Financing or the transactions contemplated hereby. As of the date hereof, Parent and Merger Sub have fully paid (or caused to be paid) any and all commitment fees or other fees that are required to be paid pursuant to the Commitment Letters on or prior to the date hereof.  The Commitment Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, Merger Sub and, to the knowledge of Parent, each of the other parties thereto, to fund the full amount of the Financing subject only to the satisfaction or waiver of the Financing Conditions, in each case subject to the Bankruptcy and Equity Exceptions.  There are no conditions precedent to funding the full amount of the Financing (including pursuant to any market flex provisions with respect to the Fee Letter delivered in connection with the Debt Financing), other than as expressly set forth in the Commitment Letters delivered to the Company prior to the date hereof or as amended from time to time to the extent not prohibited by the terms of this Agreement (such conditions, the “Financing Conditions”). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other party thereto under any of the Commitment Letters, in each case that would reasonably be expected to prevent, delay or impede the Closing or (ii) result in any portion of the amounts to be provided, loaned, funded or invested in accordance with the Commitment Letters being unavailable on the Closing Date.  As of the date hereof and assuming satisfaction or waiver of the conditions set forth in Article VII, Parent has no reason to believe that any of the conditions precedent to the Financing contemplated by the Commitment Letters within the control of Parent and Merger Sub will not be satisfied or that the full amount of the Financing will not be made available to Parent and Merger Sub in full on the Closing Date.  Parent is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions precedent to the Financing contemplated by the Commitment Letters within the control of Parent and Merger Sub not to be satisfied or the full amount of the Financing not to be made available to Parent on the Closing Date.  As of the date hereof, and assuming satisfaction or waiver of the conditions set forth in Article VII and the funding of the Financing in accordance with the Commitment Letters, Parent and Merger Sub will have on the Closing Date funds sufficient to pay all amounts payable by Parent or Merger Sub pursuant to Article II on the Closing Date and to pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the transactions contemplated by this Agreement and the Financing (collectively, the “Financing Uses”).  Notwithstanding anything herein to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the receipt by Parent or Merger Sub nor the availability to Parent or Merger Sub of the Financing or any other financing shall be a condition to the obligations of Parent or Merger Sub to consummate any of the transactions contemplated hereby.

Section 4.14.          Parent Guarantee.  Parent has furnished the Company with a true, correct and complete copy of the Parent Guarantee.  The Parent Guarantee is in full force and effect and has not been amended or modified.  The Parent Guarantee is a (i) legal, valid and binding obligation of the Guarantors and (ii) enforceable in accordance with its respective terms against the Guarantors subject to the Bankruptcy and Equity Exception. There is no default under the Parent Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.

Section 4.15.          No Other Information.  Except for the representations and warranties expressly set forth in this Article IV, none of Parent, Merger Sub or any of their respective stockholders, Subsidiaries, directors, employees, Affiliates, advisors, agents or any other Representatives or Person on behalf of Parent and Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub, its Subsidiaries or their respective businesses or with respect to any information provided, or made available, to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.

Section 4.16.          Access to Information; Disclaimer.  Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to (i) the books and records of the Company and its Subsidiaries,(ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement and (iii) the documents and other materials requested or desired to be reviewed for the purposes of the transactions contemplated by this Agreement, (c) has been afforded the full opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty (express or implied) or other statement by any Person on behalf of the Company or any of its Affiliates, other than the representations and warranties of the Company expressly contained in Article III of this Agreement, and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that, except as expressly set forth in Article III, none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty, express or implied, concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its Subsidiaries or their respective businesses and operations.  Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

Section 4.17.          Portfolio. Parent has provided the Company a list of entities in which the Guarantors or any of their respective Affiliates has an interest greater than five percent (5%).
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1.          Conduct of Business of the Company Pending the Merger.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except (i) as otherwise contemplated by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as required by applicable Laws or (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (a) the Company shall and shall cause its Subsidiaries to, conduct their respective businesses in all material respects in the ordinary course of business consistent with past practice and the Company shall use its commercially reasonable efforts to preserve substantially intact in all material respects its business organization and material business relationships, provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 5.1(b), and (b) without limiting the foregoing, the Company shall not, and shall not permit any of its Subsidiaries (including Clinic Joint Ventures, but only to the extent the Company or its Subsidiaries has the ability, contractual or otherwise, to exercise control thereon or negative control rights to prevent) to:

         (i)          amend the Certificate of Incorporation or the Bylaws or amend other similar organizational documents of any of its Subsidiaries or Clinic Joint Ventures, except, in the case of Subsidiaries and Clinic Joint Ventures, for amendments that would not be materially adverse to the Company or any Subsidiary or Clinic Joint Venture or adversely impact the transactions contemplated hereby;

         (ii)          except with respect to transactions among wholly-owned Subsidiaries of the Company, make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets or otherwise), or make any investment in any interest in, any Person, in each case, except for (A) purchases of equipment, inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the express terms of existing Contracts, (B) acquisitions or investments that do not exceed $2,000,000 in the aggregate, (C) acquisitions of or investments in Clinic Joint Ventures that are not (x) in accordance with Section 5.1(b)(x), (y) set forth on Section 3.8(f) of the Company Disclosure Schedule or (y) in an aggregate amount exceeding $5,000,000 and (D) acquisitions of equity interests or investments in existing Clinic Joint Ventures as required pursuant to the terms of the governing documents of such Clinic Joint Ventures or the acquisition of the interests of defaulting partners in any Clinic Joint Venture;

         (iii)        issue, sell, grant, pledge, encumber or dispose of (or authorize the issuance, sale, grant, pledge, encumbrance or disposition of), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including stock appreciation rights, phantom stock or similar instruments), of the Company, any of its Subsidiaries or any Clinic Joint Ventures (except (A) for the issuance of Shares upon the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards outstanding as of the date hereof, (B) for any issuance, sale or disposition to the Company or a wholly-owned Subsidiary of the Company by any Subsidiary of the Company, (C) the issuance of equity interests in Clinic Joint Ventures as required pursuant to the terms of the governing documents of such Clinic Joint Ventures), or (D) for sales or dispositions with respect to any of the Company’s Subsidiaries or any Clinic Joint Venture to physicians or other providers at such Clinic Joint Ventures in the ordinary course of business consistent with past practice so long as, in each case of this clause (D), the Company maintains, directly or indirectly, a majority equity ownership interest in such Subsidiary or Clinic Joint Venture following such sale or disposition; it being understood that the Company or any of its Subsidiaries shall not sell or dispose of any equity interests in any Clinic Joint Venture where it does not otherwise own the majority of the outstanding equity interests in such Clinic Joint Venture;

         (iv)         amend the terms of any Joint Venture Agreement, other than (A) to account for transactions permitted by Section 5.1(b)(ii) or Section 5.1(b)(iii), (B) pursuant to applicable Law or regulatory safe harbors or (C) for amendments that would not be materially adverse to the Company, its Subsidiaries or any Clinic Joint Venture or adversely impact the transactions contemplated hereby.

         (v)          reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock, ownership interests or voting securities of the Company or any of its Subsidiaries (except (A) for the acquisition of Shares tendered by directors or employees in connection with a cashless or net settled exercise of Options or in order to pay the exercise price or Taxes in connection with the exercise, vesting or settlement of Options, Restricted Stock or RSU Awards or (B) as expressly contemplated by this Agreement);

         (vi)         other than Permitted Liens, create or incur any Lien on any material assets of the Company or its Subsidiaries (other than existing Liens on the assets of Subsidiaries acquired following the date hereof or other than in connection with indebtedness permitted to be incurred pursuant to Section 5.1(b)(x));

         (vii)        sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) the capital stock or other equity interest in any Person or otherwise sell, assign, transfer, license, abandon or dispose of any material assets, rights or properties of any Person other than (A) as permitted pursuant to Section 5.1(b)(iii), (B) sales, dispositions or licensing of equipment and/or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the express terms of existing Contracts or (C) other sales, assignments or dispositions of assets, rights or properties to the Company or of assets, rights or properties with a value of less than $2,000,000 in the aggregate;

         (viii)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for (A) any dividend or distribution by a Subsidiary of the Company to the Company or to a wholly-owned Subsidiary of the Company or (B) solely with respect to any Clinic Joint Venture, any cash dividend or cash distribution made to all equity owners of such Clinic Joint Venture in proportion to their equity ownership thereof as required pursuant to the terms of the governing documents of such Clinic Joint Ventures, as may be amended subject to Section 5.1(a)(iv) above);

         (ix)         other than in the ordinary course of business consistent with past practice or as required by Law, (A) modify, terminate, assign (other than to a Subsidiary of the Company or any Clinic Joint Venture) or amend in any material respect any Material Contract or (B) enter into a new Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract (other than as permitted pursuant to Section 5.1(b)(x)); provided, that the Company and its Subsidiaries shall not take the actions set forth in item 1 of Section 5.1(b)(ix) of the Company Disclosure Schedules;

         (x)          except for (A) revolver borrowings and/or letters of credit under the Company’s and its Subsidiaries’ Credit Facilities in an amount not to exceed the sum of $2,000,000 plus the fees, costs and expenses incurred, or to be incurred, by the Company and its Subsidiaries in connection with the transactions contemplated hereby and the matters set forth in Section 5.1(b)(x)(A) of the Company Disclosure Schedule, (B) the item set forth in Section 5.1(b)(x)(B) of the Company Disclosure Schedule, (C) intercompany loans between the Company and any of its Subsidiaries or between any Subsidiaries incurred in the ordinary course of business consistent with past practice, (D) loans between the Company and any of its Subsidiaries, on the one hand, and any Clinic Joint Venture, on the other hand, in the ordinary course consistent with past practice or (E) the refinancing of any indebtedness outstanding as of the date hereof for a principal amount that is equal to or less than the principal amount of such indebtedness outstanding as of the date hereof, (i) create or incur indebtedness in excess of $4,000,000 in the aggregate or (ii) modify in any material respect in a manner adverse to the Company the terms of or extend the maturity of, any such indebtedness, or assume, guarantee or endorse the obligations of any Person (other than a Subsidiary of the Company or a Clinic Joint Venture), in each case, in excess of $1,000,000 in the aggregate;

         (xi)         except as required pursuant to the terms of any Company Plan, (A) increase the compensation or benefits of any of its directors, officers or other employees other than in the ordinary course of business consistent with past practice, (B) grant any severance or termination pay to any of its directors, officers or other employees not provided for under any Company Plan, other than in the ordinary course of business consistent with past practice, (C) enter into any employment, consulting or severance agreement or arrangement with any of its directors, officers or other employees that provides for annual expected payments of greater than $200,000, (D) take any action to accelerate the vesting or payment, or the funding of any payment or benefit under, any Company Plan, (E) establish, adopt, enter into, modify or amend in any material respect or terminate any Company Plan, except as would not materially increase the costs to the Company or (F) hire or terminate the employment or services of any employee with annual expected compensation of greater than $200,000, other than a replacement hiring or a termination for cause or due to permanent disability;

         (xii)        make any material change in the financial accounting policies or procedures used by the Company or any of its Subsidiaries or any of the methods of reporting income, deductions or other items for financial accounting purposes used by the Company or any of its Subsidiaries, except as required by GAAP or applicable Law;

         (xiii)       other than in the ordinary course of business or as required by applicable Law or GAAP, (A) make or change any material Tax election, (B) settle, consent to or compromise any material Tax claim or assessment, (C) surrender any material claim for a refund of Taxes, (D) enter into any material closing agreement with respect to material Taxes with a Taxing Authority, or (E) amend any material Tax Return, in the case of each of (A), (B), (D) and (E), that would materially increase the Taxes payable by the Company and its Subsidiaries;

         (xiv)       other than as required by applicable Law, enter into or amend in any material respect any material collective bargaining agreement with any labor organization representing any Company Employees;

         (xv)        settle or compromise any pending or threatened Proceeding, other than settlements or compromises of Proceedings that involve only the payment by the Company or its Subsidiaries of monetary damages not in excess of $1,000,000 individually or $3,000,000 in the aggregate, in either case in excess of amounts paid by an insurer, it being understood that no Transaction Litigation shall be settled or compromised other than in accordance with Section 6.10;

         (xvi)       implement any “mass layoffs” or “plant closings” that would reasonably be expected to trigger notification requirements pursuant to the WARN Act (as such terms are defined by the WARN Act);

         (xvii)      other than as contemplated by the capital budget of the Company set forth on Section 5.1(b)(xvii) of the Company Disclosure Schedules, make any capital expenditures that exceed $5,000,000 in the aggregate;

         (xviii)    adopt a rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to Parent and its controlled affiliates in connection with this Agreement or the Merger;

         (xix)       enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or enter into a new line of business;

         (xx)        engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC;

         (xxi)       fail to maintain in full force and effect material insurance policies or comparative replacement policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice; or

         (xxii)      agree, authorize or commit to take any of the foregoing actions prohibited by this Section 5.1(b).

Notwithstanding anything to the contrary in this Agreement: (i) any action taken, or omitted to be taken, by the Company or any of its Subsidiaries pursuant to any applicable Law or any other directive, pronouncement or guideline issued by a Governmental Entity or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic (including COVID-19), epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 5.1 and shall be deemed to be in the ordinary course of business consistent with past practices for all purposes under this Agreement; and (ii) any action taken, or omitted to be taken, by the Company of any of its Subsidiaries that may be reasonably necessary to protect health and safety as a result of any pandemic (including COVID-19), epidemic or disease outbreak, in each case as determined by the Company and its Subsidiaries in their sole discretion and that is reasonable in light of the applicable circumstances, shall in no event be deemed to constitute a breach of this Section 5.1 and shall be deemed to be in the ordinary course of business consistent with past practices for all purposes under this Agreement.

    Section 5.2.          Conduct of Business of Parent and Merger Sub Pending the Merger; Parent Vote.

   (a)          Each of Parent and Merger Sub agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not, and it shall cause each of its Affiliates not to, directly or indirectly:

         (i)          take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder including, for the avoidance of doubt, any action that could reasonably be expected to delay or prevent the satisfaction of the conditions to the Closing set forth in Sections 7.1(b), 7.1(c) and 7.2(e) or the payment of the aggregate Per Share Merger Consideration;

         (ii)          amend, modify, supplement or waive any rights under the Subsequent Transaction Agreement or any other Contract, agreement or arrangement of the type described in Section 4.6 without the prior written consent of the Company (not to be unreasonably withheld or delayed), other than (x) to the extent necessary for Parent to comply with its obligations pursuant to Section 6.4(d) or (y) any amendment, modification or supplement to any agreement with a third party that has agreed to provide equity capital to Parent to finance in whole or in part the transactions contemplated hereby (excluding the Equity Commitment Letters and the Parent Guarantee) that would not, or would not reasonably be expected to, individually or in the aggregate, (1) delay the consummation of the Merger or the other transactions contemplated by this Agreement or (2) otherwise be adverse to the interests of the Company (or any of its Subsidiaries) or the stockholders of the Company; or

         (iii)        enter into any Prohibited Agreement not set forth on Section 4.6 of the Parent Disclosure Schedule; provided that, if any Prohibited Agreement is entered into in violation of this Section 5.2(a)(ii), then each of Parent and Merger Sub shall, and shall cause each of its Affiliates to, immediately terminate such Prohibited Agreement.

   (b)          Parent shall, immediately following execution of this Agreement, deliver to the Company evidence of its vote or action by written consent, in its capacity as sole stockholder of Merger Sub, approving and adopting this Agreement in accordance with the DGCL and the certificate of incorporation and bylaws of Merger Sub.

Section 5.3.          No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1.          Acquisition Proposals.

   (a)          Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on November 10, 2020 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit, facilitate and encourage any inquiry or the making of any proposal or offer that constitutes, could constitute, or could reasonably be expected to lead to an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to any Person (and its Representatives, including potential financing sources) subject to the entry into, and in accordance with, an Acceptable Confidentiality Agreement; provided that the Company shall make available to Parent and Merger Sub any non-public information or data concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub promptly (and in any event within forty-eight (48) hours) after the time it is furnished to such Person, and (ii) engage in, enter into or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that constitute, could constitute, or could reasonably be expected to lead to an Acquisition Proposal, including any Person that has informed the Company or its Representatives of an intention to make or has publicly announced an intention to make an Acquisition Proposal) and cooperate with or assist or participate in or facilitate or encourage any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals, including granting a waiver, amendment or release under any confidentiality or pre-existing standstill or similar provision with respect to the Company or its Subsidiaries; provided, that the Company and its Subsidiaries will not pay, agree to pay or cause to be paid or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person in connection with any Acquisition Proposals or any inquiries, discussions or requests with respect to or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal. No later than forty-eight (48) hours after the No-Shop Period Start Date, the Company shall notify Parent in writing of the number of parties that submitted an Acquisition Proposal after the date of this Agreement and prior to the No-Shop Period Start Date, which notice shall include a summary of all material terms of any pending Acquisition Proposals (but not, for the avoidance of doubt, the identity of the parties that submitted such Acquisition Proposals) that were made in writing by any Excluded Party or any other Acquisition Proposal which the Board of Directors (or a duly authorized committee thereof) determined in good faith, after consultation with its financial advisor and outside legal counsel, warranted the Board of Directors’ (or such duly authorize committee’s) further discussion.

   (b)          Except as it may relate to any Excluded Party or as permitted by this Section 6.1, including the last sentence of this Section 6.1(b), from 11:59 p.m. (New York City time) on the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its Subsidiaries not to and shall direct the Representatives of the Company and its Subsidiaries not to, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or discussions with respect to, or the making of, any proposal or offer that constitutes or would be reasonably likely to result in an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations concerning, or provide access to its business, properties, assets, books and records or any non-public information or data to, any Person relating to an Acquisition Proposal, (iii) approve, endorse, declare advisable or recommend, or propose publicly to approve, endorse, declare advisable or recommend, any Acquisition Proposal, (iv) execute or enter into, any merger agreement, acquisition agreement or similar agreement or binding letter of intent, term sheet, or similar binding agreement or understanding (other than an Acceptable Confidentiality Agreement) with respect to an Acquisition Proposal or (v) authorize, commit to, agree or publicly propose to do any of the foregoing; provided that it is understood and agreed that any determination or action by the Board of Directors (or a duly authorized committee thereof) permitted under Section 6.1(c) or Section 6.1(e) shall not be deemed to be a breach or violation of this Section 6.1(b) or, in the case of Section 6.1(c), give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii).  Except as it may relate to any Excluded Party, the Company also agrees that immediately following 11:59 p.m. (New York City time) on the No-Shop Period Start Date it shall cease, and shall cause its Subsidiaries to cease, and shall direct the Representatives of the Company and its Subsidiaries to cease, any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives and the parties to the Subsequent Transaction and their respective Representatives) in connection with any Acquisition Proposal.  Except as it may relate to an Excluded Party, the Company also agrees that following the No-Shop Period Start Date it will promptly (and in any event within three (3) Business Days thereof) request each Person (other than the Parties and their respective Representatives) that has executed a confidentiality agreement in connection with its consideration of a potential transaction involving the acquisition of the Company to return or destroy all confidential information furnished to such Person by or on behalf of the Company or any of its Subsidiaries.  Except as it may relate to an Excluded Party, the Company shall promptly (and in any event within forty-eight (48) hours thereof) notify in writing Parent of the receipt of any Acquisition Proposal after the No-Shop Period Start Date, which notice shall include a copy of any such Acquisition Proposal made in writing and any other written terms and proposals provided (including financing commitments) to the Company or its Representatives and a written summary of material terms and conditions of any such Acquisition Proposal not made in writing.  Thereafter, the Company shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal including any material changes in respect of any such Acquisition Proposal and the material terms thereof.  Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to allow for a confidential Acquisition Proposal to be made to the Company or the Board of Directors (or a duly authorized committee thereof) so long as the Company promptly (and in any event within forty-eight (48) hours thereof) notifies Parent thereof after granting any such waiver, amendment or release and, if requested by Parent, grants Parent an equivalent waiver, amendment or release under the Confidentiality Agreement, if applicable. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, until the receipt of the Company Requisite Vote, the Company, its Subsidiaries and their Representatives may continue to engage in the activities described in Section 6.1(a) with respect to any Excluded Party so long as such Excluded Party remains an Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date, and the restrictions in this Section 6.1(b) shall not apply with respect thereto.

   (c)          Notwithstanding anything to the contrary in Section 6.3 or Section 6.1(b), and without limiting Section 6.1(a) and Section 6.1(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors (or a duly authorized committee thereof) from:

         (i)          taking and disclosing to its stockholders a position in accordance with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any substantially similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any substantially similar communications to the stockholders of the Company) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided that neither the Company nor the Board of Directors (or a duly authorized committee thereof) will make a Change of Recommendation in respect of an Acquisition Proposal unless permitted by Section 6.1(e);

         (ii)         prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal that was not solicited in material breach of Section 6.1(b), solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

         (iii)        prior to obtaining the Company Requisite Vote, providing access to the Company’s or any of its Subsidiaries’ business, properties, assets, books and records, and providing information or data in response to a request therefor by a Person or group who has made a bona fide written Acquisition Proposal that was not solicited in material breach of Section 6.1(b) if the Board of Directors (or a duly authorized committee thereof) (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided that the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to an executed Acceptable Confidentiality Agreement and such furnished information is delivered to Parent promptly (and in any event within forty-eight (48) hours) after furnishing to such Person (to the extent such information has not been previously furnished or made available by the Company to Parent); or

         (iv)        prior to obtaining the Company Requisite Vote, contacting and participating and engaging in any negotiations or discussions with any Person or group (and their respective Representatives) who has made a bona fide written Acquisition Proposal that was not solicited in material breach of Section 6.1(b) (which negotiations or discussions need not be solely for clarification purposes, and may include the solicitation of a revised Acquisition Proposal) if the Board of Directors (or a duly authorized committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal;

         (v)          prior to obtaining the Company Requisite Vote, making a Change of Recommendation (to the extent permitted by Section 6.1(e)); or

         (vi)         resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (v).

   (d)          Except as otherwise provided in Section 6.1(c) or as contemplated by Section 6.1(e), the Board of Directors and any committee thereof shall not (i) (A) withdraw or rescind (or change or qualify, in a manner materially adverse to Parent or Merger Sub), or publicly propose to withdraw or rescind (or change or qualify, in a manner materially adverse to Parent or Merger Sub) the Recommendation in a manner materially adverse to Parent, (B) fail to include the Recommendation in the Proxy Statement, (C) approve, adopt or recommend or publicly propose to approve, adopt or recommend, any Acquisition Proposal or (D) fail to announce publicly, within ten (10) Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced, that the Board of Directors (or a duly authorized committee thereof) recommends rejection of such tender or exchange offer (each such action set forth in clauses (A) through (D) above being a “Change of Recommendation”) or (ii) authorize, cause or permit the Company to enter into a merger agreement, binding letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement or other similar binding agreement (other than any Acceptable Confidentiality Agreement) relating to any Acquisition Proposal or recommend any tender offer providing for, with respect to, or in connection with any Acquisition Proposal.

   (e)          Notwithstanding anything in this Section 6.1 to the contrary, at any time prior to obtaining the Company Requisite Vote, (i) the Board of Directors (or a duly authorized committee thereof) may effect a Change of Recommendation in response to an Intervening Event or (ii) if the Board of Directors (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal (whether before or after the No-Shop Period Start Date) that did not result from a material breach of Section 6.1(b), that such proposal constitutes a Superior Proposal and such Acquisition Proposal is not withdrawn as of such time, the Board of Directors (or a duly authorized committee thereof) may (1) effect a Change of Recommendation on account of such Intervening Event or Superior Proposal or fail to include the Recommendation in the Proxy Statement and/or (2) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal; provided that, (A) prior to or simultaneously with any such termination by the Company, the Company pays to Parent any Company Termination Fee required to be paid pursuant to Section 8.2(b)(i), subject to and in accordance with the terms of Section 8.2(b)(i), and (B) after consultation with its financial advisors and outside legal counsel, the Board of Directors (or a duly authorized committee thereof) determines that the failure to make a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d)(ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Company will not be entitled to effect such Change of Recommendation or terminate this Agreement in accordance with Section 8.1(d)(ii) unless (x) the Company delivers to Parent a written notice (a “Company Notice”), at least four (4) Business Days before the Board of Directors (or a duly authorized committee thereof) takes such action, advising Parent that the Board of Directors (or a duly authorized committee thereof) proposes to take such action and containing the material details of such Intervening Event or the material terms and conditions of the Superior Proposal (and shall have provided to Parent a copy of the available proposed transaction agreement to be entered into in respect of such Superior Proposal), as applicable, that is the basis of the proposed action of the Board of Directors (or a duly authorized committee thereof) and (y) at or after 5:00 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Board of Directors (or a duly authorized committee thereof) shall have determined in good faith (after consultation with its outside counsel and financial advisors and taking into account any changes to the terms of this Agreement agreed to in writing by Parent during the Notice Period) that the failure to make a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d)(ii) would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, or in the case of an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal; provided, however, that any amendment to the financial terms or other material terms or conditions (including the provision of financing) of such Acquisition Proposal (which, after taking into account any changes offered and agreed to in writing by Parent during the Notice Period, ceased to constitute a Superior Proposal) that would reasonably be likely to result in such Acquisition Proposal again constituting a Superior Proposal, shall require a new Company Notice and an additional two (2) Business Day Notice Period.  If requested by Parent, the Company will, and will cause its Subsidiaries and direct its or their Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments to the terms and conditions of this Agreement so that, (A) in the case of an Acquisition Proposal, such Acquisition Proposal would cease to constitute a Superior Proposal, and (B) in the case of an Intervening Event, the failure of the Board of Directors (or a duly authorized committee thereof) to make a Change of Recommendation would not be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

   (f)          For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, each of Parent and Merger Sub acknowledges and agrees that any Acquisition Proposal may be evaluated by an independent committee of disinterested members of the Board of Directors and each provision of this Section 6.1 that is applicable to the Board of Directors and its financial advisors and outside legal counsel with respect to the evaluation of an Acquisition Proposal shall apply to such committee’s (and it’s financial advisors’ and legal counsel’s) evaluation of such Acquisition Proposal, as applicable.

   (g)          For purposes of this Agreement, the following terms shall have the meanings assigned below:

         (i)          “Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to (A) any direct or indirect acquisition, purchase, sale, lease or other disposition of assets of the Company or its Subsidiaries, in one transaction or a series of related transactions, that constitutes 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (B) any issuance of Shares representing 15% or more of the total voting power of the equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, (D) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar business combination transaction involving the equity of the Company, or (E) any combination of the foregoing.

         (ii)          “Excluded Party” means any Person or group of Persons from whom the Company, the Board of Directors (or a duly authorized committee thereof) or any of their respective Representatives has received a bona fide written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Board of Directors (or a duly authorized committee thereof) determines in good faith (such determination to be made prior to the No-Shop Period Start Date and after consultation with its outside counsel and financial advisor) constitutes or is reasonably likely to result in a Superior Proposal; provided that any Person shall immediately and irrevocably cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if the Acquisition Proposal submitted by such Person is withdrawn or terminated (it being understood that a modification of an Acquisition Proposal submitted by such Person or group of Persons shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal submitted by such Person or group of Persons).

         (iii)         “Intervening Event” means any material event, occurrence, development or change in circumstances with respect to the Company and its Subsidiaries, taken as a whole, which (A) (i) was unknown to, and was not reasonably foreseeable by, the Board of Directors (or a duly authorized committee thereof) as of the date hereof, or (ii) if known to, or reasonably foreseeable by, the Board of Directors (or a duly authorized committee thereof) as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Board of Directors (or a duly authorized committee thereof) as of the date hereof and (B) becomes known to or by the Board of Directors (or a duly authorized committee thereof) prior to the time the Company Requisite Vote is obtained; provided, however, that none of the following will alone constitute an Intervening Event: changes in the market price or trading volume of the Shares or the fact that the Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such changes or fact shall not be excluded by the foregoing).

         (iv)         “Superior Proposal” means a bona fide written Acquisition Proposal (except that the references therein to “15%” shall be replaced by “50%”), in each case, that the Board of Directors (or a duly authorized committee thereof) in good faith determines, after consultation with its outside legal counsel and financial advisor, after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors (or a duly authorized committee thereof), including legal, financial (including the financing terms of any such proposal), regulatory (including antitrust), timing or other aspects of such proposal or offer (including any break-up fee, expense reimbursement provisions, and conditions to consummation) and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement proposed in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(e), to be more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby.

Section 6.2.          Proxy Statement.  Unless the Board of Directors (or a duly authorized committee thereof) has made a Change of Recommendation, as promptly as reasonably practicable after the date hereof, assuming timely performance by Parent and Merger Sub of their obligations under this Section 6.2, the Company shall prepare and file with the SEC the Proxy Statement, and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents required by the Exchange Act in connection with the Merger and the other transactions contemplated hereby, and Parent and the Company will cooperate with each other with the preparation of the Proxy Statement and any such other filings; provided that in no event shall the Company be required to file with the SEC the Proxy Statement prior to the No-Shop Period Start Date. Each of Parent and Merger Sub will, as promptly as possible, furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement.  Unless the Board of Directors (or a duly authorized committee thereof) has made a Change of Recommendation, the Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement promptly after receipt thereof.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading and the Company and Parent shall cooperate in the prompt filing with the SEC and dissemination to the stockholders of the Company of any necessary amendment of, or supplement to, the Proxy Statement to the extent required by applicable Law.  The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall promptly provide to the Parent copies of all written correspondence with the SEC with respect to the Proxy Statement or the transactions contemplated hereby.  Subject to applicable Law, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (unless and until a Change of Recommendation has occurred or in connection with the matters described in Section 6.1) provide Parent with a reasonable opportunity to review and to propose reasonable comments on such document or response and shall consider in good faith comments reasonably proposed by Parent; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent in the event of a Change of Recommendation.  The Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable, provided, that the Company shall not be required to mail the Proxy Statement prior to the date that is ten (10) Business Days after the later of (i) the date the SEC staff confirms that it has no further comments thereon or that it will not review the Proxy Statement and (ii) the No-Shop Period Start Date.  All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

Section 6.3.          Stockholders Meeting.  Unless the Board of Directors (or a duly authorized committee thereof) has made a Change of Recommendation, the Company, acting through its Board of Directors (or a duly authorized committee thereof), shall promptly (but no later than ten (10) Business Days after the later of (a) confirmation by the SEC that the SEC has no further comments on the Proxy Statement or that it will not review the Proxy Statement and (b) the No-Shop Period Start Date, subject to the last sentence of this Section 6.3) take all reasonable action required under the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of the NYSE necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (including any adjournment or postponement thereof permitted by this Agreement, the “Stockholders Meeting”); provided that the Company may postpone, recess or adjourn such meeting for up to thirty (30) days (i) to the extent required by Law, (ii) if the Company has notified Parent pursuant to Section 6.1(e) that the Board of Directors (or a duly authorized committee thereof) intends to effect a Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d)(ii), (iii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote, (iv) if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Stockholders Meeting or (v) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Board of Directors (or a duly authorized committee thereof) has determined in good faith after consultation with outside counsel is necessary under applicable Law or fiduciary duty for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders Meeting.  The Company, acting through its Board of Directors (or a duly authorized committee thereof), shall except as permitted by Section 6.1(e), (a) include in the Proxy Statement the Recommendation and, subject to the consent of the Financial Advisor, the written opinion of the Financial Advisor, dated as of the date hereof, as to the fairness of the Per Share Merger Consideration from a financial point of view and (b) use its reasonable best efforts to obtain the Company Requisite Vote; provided that the Board of Directors (or a duly authorized committee thereof) may make a Change of Recommendation in accordance with Section 6.1(e) and, following such Change of Recommendation, may fail to (i) include in the Proxy Statement the Recommendation or (ii) use such reasonable best efforts. The Company shall, upon reasonable request by Parent, keep Parent informed with respect to proxy solicitation results.

Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated.

Section 6.4.          Regulatory Approvals.

   (a)          Notwithstanding anything to the contrary contained in this Agreement, each Party will (and, in the case of Parent, cause each of its Subsidiaries and Affiliates (collectively, the “Parent Group”) to) use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each Party hereto agrees to (i) as promptly as practicable and in any event within seven (7) Business Days after the date hereof, file or cause to be filed any and all required notifications, applications and other filings with respect to each of the Healthcare Regulatory Approvals, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with obtaining the Healthcare Regulatory Approvals and to cooperate in all respects with each other in connection in connection with obtaining the Healthcare Regulatory Approvals and (ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (each, an “HSR Filing”) as promptly as practicable and in any event within five (5) Business Days after the date hereof, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take any and all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.  Parent shall provide to the Company copies of all documents that must be submitted to the FTC, the DOJ or any other Governmental Entity in connection with Parent’s HSR Filing, promptly (and, in any event, within one (1) Business Day) after such documents are identified; provided that, to the extent appropriate, such documents may be shared with the Company on an outside counsel basis only.

   (b)          Each of Parent Group and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other Party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any Proceeding by a private Party, in each case regarding any of the transactions contemplated hereby or the Subsequent Transaction and, subject to applicable Law, furnish the other Party promptly with copies of all correspondence, filings (including Item 4(c) and Item 4(d) documents in connection with the HSR Act filing) and communications between them and the FTC, the DOJ, or any other Governmental Entity with respect to the transactions contemplated by this Agreement or, until the Closing Date, the Subsequent Transaction; (iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review in advance any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any submission, communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any Proceeding by a private party, with any other Person; provided, however, that to the extent any of the documents or information provided pursuant to this Section 6.4 are commercially or competitively sensitive, the Company, or Parent, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client in connection with or relating to the transactions contemplated by this Agreement and, until the Closing Date, the Subsequent Transaction; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.  For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

   (c)          No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry in connection with this Agreement or the transactions contemplated by this Agreement or the Subsequent Transaction without giving the other Parties sufficient prior notice of the meeting or communication and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such meeting or communication, provided that, such notice and opportunity obligations specifically relating to any filings, investigation or other inquiry in connection with the Subsequent Transaction shall continue only until the Closing Date.

   (d)          Notwithstanding anything to the contrary set forth in this Agreement, and in furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, take any and all steps that are (i) necessary or (ii) identified or requested (whether formally or informally) by the FTC, the DOJ, or any Governmental Entity to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement or the Subsequent Transaction under any Antitrust Law or in connection with any Healthcare Regulatory Approval or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement, so as to enable the Parties to close the contemplated transactions expeditiously (but in no event later than the End Date).  Without limiting the generality of  the foregoing, Parent shall, and shall cause its Affiliates and Subsidiaries to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, facilities, clinics, products, rights, services or businesses of Parent, Parent’s Subsidiaries, Parent’s Affiliates, or the Company or its Subsidiaries or any interest therein, or agree to any other structural or conduct remedy, (ii) otherwise take or commit to take any actions that would limit Parent’s, Parent’s Subsidiaries, Parent’s Affiliates, or the Company’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain or sell any assets, properties, facilities, clinics, products, rights, services or businesses of Parent, Parent’s Affiliates, or the Company or its Subsidiaries or any interest or interests therein, (iii) otherwise commit to take any actions that would limit Parent’s, Parent’s Subsidiaries, or Parent’s Affiliates (or, with respect to any period after the Closing Date, the Company’s or its Subsidiaries’) freedom of action with respect to, or its or their ability to acquire, any assets, properties, facilities, clinics, products, rights, services or businesses of any other entity or third party (other than the Company), including the Subsequent Transaction Buyer; and (iv) modify, restructure, amend, terminate, or revise, any agreement or arrangement entered into or proposed to be entered into by Parent or Parent’s Affiliates or to which Parent or Parent’s Affiliates are a party, including with respect to the Subsequent Transaction or any Financing, in connection with the transactions contemplated by this Agreement; provided, that the Parties shall not be obligated to take any action with respect to the Company the effectiveness of which is not conditioned on the Closing occurring.  For the avoidance of doubt, Parent’s obligations under this Section 6.4(d) are an absolute commitment not subject to the best efforts applicable to the remainder of the obligations set forth in this Section 6.4.

   (e)          If on the date that is ninety (90) days after the date of this Agreement, the condition set forth in Section 7.1(c) has not been satisfied, Parent will terminate, or cause to be terminated, any agreement relating to the Subsequent Transaction (including the Subsequent Transaction Agreement) and any other Prohibited Agreement (whether or not set forth on Section 4.6 of the Parent Disclosure Schedule).

   (f)          Parent shall not, and shall cause its Affiliates not to, without the prior written consent of the Company, which may be given or withheld in its sole discretion, acquire or agree to acquire, transfer or sell, by merging with or into or consolidating with, or by purchasing or selling a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire, sell or transfer any assets (including dialysis clinics), or take any other action (including with respect to the Subsequent Transaction), if the entering into or amendment or modification of a definitive agreement relating to, or the consummation of such transaction, or the taking of any other action, would reasonably be expected to (or in the case of the Subsequent Transaction, could reasonably be expected to) (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. For the avoidance of doubt, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action with respect to the Subsequent Transaction or any other arrangement with respect to Fresenius Medical Care Ventures, LLC (the “Subsequent Transaction Buyer”) or any of its Affiliates (individually or in conjunction with the Subsequent Transaction Buyer or any of its Affiliates) that would be reasonably likely to prevent or materially delay the Closing.

   (g)          In no event shall the Company or any of its Subsidiaries be obligated to bear any cost or expense or pay any fee, except of its own legal and consulting fees, in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby.  For avoidance of doubt, Parent shall be responsible for the payment of (i) all filing fees under any Antitrust Laws and (ii) all filing and license fees in connection with the Healthcare Regulatory Approvals.

   (h)          Notwithstanding anything in this Agreement (including this Section 6.4) to the contrary, Parent and the Company will undertake all communications with the FTC, the DOJ, or any Governmental Entity related to any filings under the HSR Act on the basis of the principles set forth on Section 6.4 of the Company Disclosure Schedule.

Section 6.5.          Access to Information; Confidentiality.

   (a)          From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, upon reasonable prior written notice from Parent, the Company shall, and shall cause its Subsidiaries to, (i) afford Parent, the Debt Financing Sources and their respective Representatives reasonable access, consistent with applicable Law, during business hours to the operations of the Company, its principal personnel and Representatives and properties, offices, and other facilities and to all books and records, and shall furnish Parent, the Debt Financing Sources and their respective Representatives with all financial, operating and other data and information as Parent and the Debt Financing Sources and their respective Representatives, may from time to time reasonably request in writing in connection with the transactions contemplated by this Agreement and (ii) afford the Subsequent Transaction Buyer and its respective Representatives reasonable access to the Clinic Joint Ventures related to the Subsequent Transaction and the books, records, principal personnel and Representatives thereof.  Any such access shall be conducted on a basis consistent with the access provided prior to the execution of this Agreement, including with regard to the treatment of items identified as “competitively sensitive information”.  Notwithstanding the foregoing, any such access shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the Company’s officers, employees and other authorized Representatives of their normal duties and, for the avoidance of doubt, (i) shall not include any environmental sampling or invasive environmental testing and (ii) shall not require the Company to make available access to the Clinic Joint Ventures or the principal personnel and representatives thereof except as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed).  Neither the Company nor any of its Subsidiaries shall be required to provide access or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, or contravene any applicable Law, rule, regulation, order, judgment, decree or binding agreement provided, however that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege.  All requests for information made pursuant to this Section 6.5(a) shall be directed to the General Counsel of the Company or such other Person as is designated in writing by the Company. No access, review or notice pursuant to this Section 6.5 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the Parties to any of the other Parties.

   (b)          Each of Parent and Merger Sub will comply with the terms and conditions of the Non-Disclosure Agreement, dated December 26, 2019, between the Company and Nautic Partners, LLC (together with the Addendum to Confidentiality Agreement, dated January 2, 2020, the Second Addendum to Confidentiality Agreement, dated February 1, 2020, the Third Addendum to Confidentiality Agreement, dated February 3, 2020, the Fourth Addendum to Confidentiality Agreement, dated August 22, 2020 and the Fifth Addendum to Confidentiality Agreement dated August 26, 2020 (collectively, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.6.          Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.7.          Publicity.  The initial press release regarding the Merger shall be a joint press release of the Parties reasonably acceptable to the Company and Parent (the “Announcement”). Thereafter, the Company (except in connection with (a) any communication principally related to a Superior Proposal or a Change of Recommendation, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby or (c) public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Reports, Q&As or other publicly disclosed documents, in each case of this clause (c), to the extent such disclosure is substantially consistent with prior disclosure and still accurate), and Parent shall, to the extent practicable, (i) consult with each other prior to issuing any press releases, participating in any media interviews, or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement, (ii) provide to each other for review a copy of any such press release or public statement, (iii) not issue any such press release or public statement prior to providing each other with reasonable period of time to review and comment on such press release or public statement, and (iv) consult with each other prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except for communications that are (A) required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, by the fiduciary duties of the Board of Directors (or a duly authorized committee thereof) as reasonably determined by the Board of Directors (or a duly authorized committee thereof) after consultation with outside legal counsel and subject to the terms of Section 6.1), (B) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party), or (C) principally related to a Superior Proposal or Change of Recommendation. Notwithstanding the foregoing, this Section 6.7 shall not apply to any press release or other public statement made by the Company or Parent (x) that is substantially consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company or Parent that has not been previously announced or made public in accordance with the terms of this Agreement or (y) is made in the ordinary course of business and does not relate specifically to the signing of this Agreement or the transactions contemplated hereby.

Section 6.8.          Employee Benefits.

   (a)          For a period of at least one (1) year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any Subsidiary or Affiliate thereof (each a “Continuing Employee” and collectively, the “Continuing Employees”) (i) unless otherwise agreed to between a Continuing Employee and the Company, the Surviving Corporation or any Subsidiary or Affiliate thereof, salary, wage rate and target bonus opportunity for each Continuing Employee immediately prior to the Effective Time that are no less favorable in the aggregate than the salary, wage rate and target bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) welfare and other retirement benefits that are substantially comparable in the aggregate to the welfare and other retirement benefits provided to such Continuing Employee immediately prior to the Effective Time. For a period of at least one (1) year following the Effective Time, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement that is substantially similar to (or more favorable than) the severance or termination arrangement that was provided to such Continuing Employee immediately prior to the Effective Date.

   (b)          Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.

   (c)          Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) use commercially reasonable efforts to give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that such service was recognized under a similar Company Plan, use commercially reasonable efforts to give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent; provided that such recognition of service shall not apply (x) for purposes of any Parent benefit plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service, (y) to the extent it would result in a duplication of benefits or (z) for purposes of any plan or arrangement that is grandfathered or frozen, either with respect to the level of benefits or participation.

   (d)          Parent and the Surviving Corporation, as applicable, shall pay or cause the applicable subsidiary to pay to each eligible employee of the Company and its Subsidiaries, on the first payroll date following the Effective Time, or, if later, the date that the Company normally pays annual bonuses, but in no event later than March 15, 2021, and subject to such eligible employee remaining continuously employed through the Effective Time, any unpaid annual bonus (or other cash incentive award) relating to the entire 2020 fiscal year (or completed performance period during the 2020 fiscal year) (the “2020 Bonuses”); provided that, any amounts payable in respect of the entire 2020 fiscal year or prior period during the 2020 fiscal year shall be (x) on the basis of the applicable Company Plan and (y) no less in the aggregate than the amounts accrued by the Company with respect to such cash incentive compensation as of the close of the calendar month immediately preceding the Effective Time.  In the event that an eligible employee is terminated without “cause”  prior to the payment of the 2020 Bonuses, such eligible employee’s 2020 Bonus shall be paid as soon as administratively practicable following such termination of employment.

   (e)          Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms or (iii) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.9.          Directors’ and Officers’ Indemnification and Insurance.

   (a)          From and after the Effective Time and ending on the sixth anniversary of the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement, incurred in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with matters existing or occurring at or prior to the Effective Time (including the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and the Certificate of Incorporation and Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in enforcing such Person’s rights under this Section 6.9, to the extent that such indemnification with respect to or advancement of such expenses is authorized under the Certificate of Incorporation, the Bylaws or the certificate of incorporation and bylaws, or equivalent organizational documents, of any Subsidiary; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable determination by a court of competent jurisdiction that such Person is not entitled to indemnification pursuant to this Section 6.9).  In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall cooperate in the defense of any such matter.  In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.9, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto), (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iii) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent.

   (b)          Any Indemnified Party wishing to claim indemnification under Section 6.9(a), upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.

   (c)          Unless otherwise prohibited by applicable Law, the provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers shall be no less favorable to such directors and officers than such provisions contained in the Certificate of Incorporation and Bylaws in effect as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

   (d)          Prior to the Effective Time, the Company shall obtain and fully pre-pay the premium for (and following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, with reputable and financially sound carriers) a run-off “tail” policy of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (collectively, the “D&O Insurance”) in each case for a claims reporting or discovery period (whichever is greater) of six (6) years from and after the Effective Time with respect to any claim arising from facts or events that existed or occurred at or prior to the Effective Time with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies in effect on the date hereof.  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions, coverage limits and limits of liability that are at least as favorable as the coverage provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable insurance as the D&O Insurance (from reputable and financially sound carriers) for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as the coverage provided under the Company’s existing policies as of the date hereof.  Notwithstanding the foregoing, (x) in no event shall the Company or the Surviving Corporation expend for any such policies pursuant to this Section 6.9(d) an annual premium amount in excess of 300% of the aggregate of the annual premiums currently paid by the Company for such insurance, and (y) if the annual premiums of such insurance coverage exceed such maximum amount, the Company or the Surviving Corporation shall obtain a policy with the greatest coverage available for such maximum amount.

   (e)          Parent agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements entered into by the Company or any of its Subsidiaries with any Indemnified Party prior to the date of this Agreement and made available to Parent.

   (f)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, or the acquiror of such assets (including its ultimate parent) shall succeed to the obligations set forth in this Section 6.9.

    (g)          The provisions of this Section 6.9 shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and Representatives.  Notwithstanding anything herein to the contrary, if any Proceeding (whether arising before, at or after the Effective Time) is made against any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

   (h)          The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws or the comparable governing instruments of any of its Subsidiaries, or under any applicable Contracts or Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.10.          Transaction Litigation.  Except as set forth in Section 2.4 with regard to appraisal rights, in the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened, against the Company or any members of its Board of Directors (or a duly authorized committee thereof) on or after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation (including by providing copies of all pleadings with respect thereto) and shall keep Parent reasonably informed with respect to the status thereof.  The Company shall (a) give Parent the opportunity to participate, at Parent’s expense, in the defense or settlement of any Transaction Litigation and (b) consult with Parent with respect to the defense and settlement of any Transaction Litigation.  The Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).  Notwithstanding anything to the contrary in this Section 6.10, any litigation or claim relating to Dissenting Shares shall be governed by Section 2.4.

Section 6.11.          Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing and any Alternative Financing.

Section 6.12.          Rule 16b-3.  Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13.          Takeover Statutes.  If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.  Nothing in this Section 6.13 shall be construed to permit Parent or Merger Sub to take any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 6.14.          Certain Affiliate Agreements.

   (a)          The Company shall cause each of (i) the Amended and Restated Stockholders Agreement, dated as of June 28, 2010, by and among C.P. Atlas Holdings, Inc., Centerbridge Capital Partners, L.P., Centerbridge Capital Partners SBS, L.P., Centerbridge Capital Partners Strategic, L.P. and the other stockholders party thereto, as amended by Amendment No. 1 thereto, dated as of April 21, 2016, (ii) the Amended and Restated Registration Rights Agreement, dated as of May 7, 2010, by and among the Company and the stockholders party thereto, as amended by Amendment No. 1 thereto, dated as of April 26, 2016 and (iii) any similar Contracts listed on Section 6.14 of the Company Disclosure Schedule, to be terminated at or prior to the Closing.  For the avoidance of doubt, that certain Tax Receivable Agreement, dated as of April 26, 2016, by and between the Company and Centerbridge Capital Partners, L.P., will remain in full force and effect following the Closing in accordance with its terms.

    Section 6.15.          Financing.

   (a)          During the period commencing on the date hereof and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, each of Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Financing on the terms and conditions described in or contemplated by the Commitment Letters (including complying with any request requiring the exercise of so-called “market flex” provisions in the Fee Letter in connection with the Debt Financing), including using reasonable best efforts to:

         (i)          maintain in full force and effect the Commitment Letters (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute or amend the Commitment Letters in accordance herewith);

         (ii)          negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto), or on such other terms that, taken as a whole, (i) would not reduce the aggregate amount of the Financing available to be funded at the Closing below the amount required to fund the Financing Uses (taking into account any increase in any other Financing and other available sources) and (ii) are no less favorable in the aggregate to Parent and Merger Sub than the terms set forth in the Debt Commitment Letter as in effect on the date of this Agreement (as determined by Parent in its reasonable judgment) (including any “market flex” provisions applicable thereto), in each case, which terms shall not impose, nor permit the imposition of, any new conditions (or the modification or expansion of any existing conditions) or the limitation, amendment or waiver of any applicable remedies available with respect to the Financing (such definitive agreement, the “Definitive Financing Agreements”);

         (iii)         satisfy on a timely basis (or obtain the waiver of) all conditions precedent in the Commitment Letters and such Definitive Financing Agreements that are to be satisfied by, and within the control of, Parent and/or Merger Sub, including (without limitation) the satisfaction of conditions relating to (A) the preparation and delivery of pro forma financial statements, (B) the payment of fees and expenses, (C) the execution and/or delivery of documents and instruments in connection with the Debt Financing, and (D) the delivery of any applicable beneficial ownership certification and information under applicable “know your customer” and anti-money laundering rules and regulations, in each case, relating to Parent, Merger Sub and its Affiliates; and

         (iv)         upon the reasonable request of the Company, confirm with the Debt Financing Sources their intent and ability to perform, and the availability of the Debt Financing, under the Debt Commitment Letter, subject in each case to satisfaction or waiver of the Financing Conditions (including consummation of the Equity Financing), and that neither Parent nor the Debt Financing Sources are aware of any event or condition that could reasonably be expected to result in the failure of a Financing Condition; and

         (v)          in the event that all conditions in Exhibit C to the Debt Commitment Letter (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied (other than those conditions that would be expected to be satisfied substantially concurrently with the Closing), consummate or cause to be consummated the Financing at or prior to the Closing.

Parent shall, upon the Company’s reasonable written request, provide the Company with copies of any Definitive Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. Parent and Merger Sub shall not, and Parent shall cause its other Subsidiaries not to, take any action (including by incurring any indebtedness other than the Debt Financing or Alternative Financing in accordance with Section 6.10(b)) that would reasonably be expected to cause the Debt Financing (or Alternative Financing in accordance with Section 6.10(b)) not to be available to fund the Financing Uses on the Closing Date. Upon the reasonable written request of the Company, Parent shall promptly, and in any event within two (2) Business Days, inform the Company in reasonable detail of any material developments concerning the status of its and Merger Sub’s efforts to arrange the Debt Financing and provide any information reasonably requested by the Company relating thereto.  During the period commencing on the date of this Agreement and termination on the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII, neither Parent nor Merger Sub (nor any of their Affiliates) will take any action in connection with the Debt Financing that would require the Company to make any filings with the SEC or include information in such filings that the Company would not otherwise reasonably expect to have included in its filings with the SEC at such time.

   (b)          In the event that all conditions in Exhibit C to the Debt Commitment Letter (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied (other than those conditions that would be expected to be satisfied substantially concurrently with the Closing) and the Debt Financing shall not have been funded at or prior to the Closing, Parent shall use commercially reasonable efforts to cause the Debt Financing and the Person committing to provide the Debt Financing to comply with its obligations under the Debt Commitment Letter and the Definitive Financing Agreements to which they are a party and to cause such Person to fund such Debt Financing.

   (c)          In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “market flex” provisions applicable thereto) contemplated in the Debt Commitment Letter prior to the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Article VIII (other than by reason of breach of this Agreement by the Company), Parent shall promptly upon becoming aware thereof notify the Company, and each of Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, as promptly as practicable after the date hereof, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain alternative financing from the same or alternative sources in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent, to consummate the transactions contemplated by this Agreement and to pay all Financing Uses at the Closing (“Alternative Financing”) and provide the Company with a copy of the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”) promptly upon the effectiveness thereof, which Alternative Financing Commitment Letter shall not be required to include terms, fees, interest rates and other costs and conditions (including any “market flex” provisions applicable thereto) that, taken as a whole, are materially less beneficial to Parent or Merger Sub than those terms, fees, interest rates and other costs and conditions contemplated in the Debt Commitment Letter (including any “market flex” provisions applicable thereto); provided, that Parent and Merger Sub shall have no obligation to seek the cash equity from any source other than those counter parties to the Equity Commitment Letter, or in any amount with respect to an investor in excess of such investor’s commitment.  As applicable, references in this Agreement (other than with respect to representations in this Agreement made by Parent and Merger Sub that speak as of the date hereof) (i) to Financing or Debt Financing, as applicable, shall include Alternative Financing, as applicable, (ii) to Commitment Letter or Debt Commitment Letter, as applicable, shall include the Alternative Financing Commitment Letter, as applicable and (iii) to Definitive Financing Agreements shall include the definitive documentation relating to any such Alternative Financing.  Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing necessary to fund the Financing Uses; provided, that any specific fee amounts and any specific “market flex” provisions applicable thereto set forth therein may be redacted so long as such redacted terms do not impose, or permit the imposition of, new or additional conditions precedent or the expansion of any existing conditions precedent to the funding of the Debt Financing.

   (d)          Without limiting the generality of Section 6.15(c), Parent shall promptly (and, in any event, within two (2) Business Days) notify the Company in writing of the occurrence of any of the following: (i) termination, withdrawal, repudiation, rescission, cancellation or expiration of any Commitment Letter of which Parent becomes aware, (ii) any breach or default under any Commitment Letter by any party to such Commitment Letter of which Parent becomes aware, and (iii) receipt by any of Parent, Merger Sub or any of its Affiliates or Representatives of any written notice or other written communication from any Debt Financing Source with respect to any (A) actual or threatened (in writing) breach, default, termination, withdrawal, repudiation, rescission or cancellation by any party to any Commitment Letter or (B) material dispute or disagreement between or among Parent, on the one hand, and any Debt Financing Source, on the other hand, in each case if as a result thereof it is reasonably likely that Parent will not be able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Commitment Letters.  As soon as reasonably practicable, but in any event within two (2) Business Days after any such request, Parent shall provide to the Company and its Representatives any information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.15(c).

   (e)          During the period commencing on the date of this Agreement and terminating on the earlier to occur of the Closing and the termination of this Agreement pursuant to Article VIII, Parent and Merger Sub shall not without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit, consent to or agree to (i) any amendment, restatement, replacement, supplement, termination, reduction, cancellation or other modification or waiver of any condition, provision or remedy under, the Equity Commitment Letter (other than to increase the amount of Equity Financing available thereunder), (ii) any amendment, restatement, replacement, supplement, termination, cancellation or other modification or waiver of any condition, or provision or remedy under, the Debt Commitment Letter, if such amendment, restatement, supplement, termination, cancellation, modification or waiver would (A) impose new or additional conditions precedent to the funding of the Debt Financing or would otherwise change, amend, modify or expand any of the conditions precedent to the funding of the Debt Financing, in any such case, from those set forth in the Debt Commitment Letter on the date of this Agreement in such a manner that could be reasonably expected to materially impair, materially delay or prevent the Closing, (B) reduce the aggregate amount of the Debt Financing below an amount sufficient to fund the Financing Uses on the Closing (taking into account any increase in any other Financing and other available sources) or (C) otherwise materially and adversely affect the ability of the Parent or Merger Sub to enforce their rights under the Commitment Letters or to consummate the transactions contemplated by this Agreement; provided however, for the avoidance of doubt, Parent and Merger Sub may (x) amend, supplement and/or modify the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof and (y) correct non-substantive typographical errors.  Parent shall furnish to the Company a copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Debt Commitment Letter promptly upon execution thereof.  For purposes of this Agreement (other than with respect to representations in this Agreement made by Parent and Merger Sub that speak as of the date hereof), references to the “Debt Commitment Letter” shall include such document as permitted or required by this Section 6.15 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after the date of such amendment, restatement, replacement, supplement or other modification or waiver.

   (f)          Notwithstanding anything in this Section 6.15 to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the receipt by Parent or Merger Sub nor the availability to Parent or Merger Sub of the Financing or any other financing shall be a condition to the obligations of Parent or Merger Sub to consummate any of the transactions contemplated hereby.

Section 6.16.          Financing Assistance.

   (a)          Prior to the Closing Date, the Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and its and their respective officers, directors and employees to use, reasonable best efforts to provide and shall use its reasonable best efforts to direct its and their respective Representatives to provide, in each case at Parent’s and Merger Sub’s sole expense, such cooperation as may be reasonably requested by Parent or Merger Sub in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to:

         (i)           furnish to Parent as promptly as reasonably practicable any information and documentation regarding the Company and its Subsidiaries by Parent to the extent that such information is required or reasonably necessary and customarily provided for non-syndicated debt financings by direct lenders of the type contemplated in connection with the Debt Commitment Letter; including but not limited to the financial and other information required to be delivered to satisfy the condition precedent set forth in paragraph 4 of Exhibit C of each Debt Commitment Letter and any historical financial information or other data that is reasonably available to and prepared in the ordinary course of business of the Company regarding the Company and its Subsidiaries reasonably required or requested in connection with the preparation of the pro forma financial statements required to be delivered to satisfy the condition precedent in paragraph 5 of Exhibit C of the Debt Commitment Letter;

         (ii)          upon reasonable prior notice, and at reasonable times and locations to be mutually agreed, cause members of management of the Company to participate with Parent and Merger Sub in a reasonable number of meetings, presentations and diligence sessions with prospective lenders, and sessions with the ratings agencies, and otherwise reasonably cooperate with Parent’s or Merger Sub’s marketing efforts, in any such case to the extent required or reasonably necessary or customary for non-syndicated debt financings by direct lenders of the type contemplated in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter;

         (iii)         cause members of management of the Company to reasonably assist Parent, Merger Sub and the Debt Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations, and (B) materials for rating agency presentations, in each case, to the extent customary for non-syndicated debt financings by direct lenders of the type contemplated in connection with the Debt Commitment Letter;

         (iv)         provide Parent all customary documentation and other customary information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least ten (10) Business Days prior to the Closing Date and that is required in connection with the Debt Financing by U.S. and foreign regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and similar regulations under applicable foreign jurisdictions, including the Patriot Act, and that are required by paragraph 7 of Exhibit C of each Debt Commitment Letter, including if the Company qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a beneficial ownership certification;

         (v)          execute and deliver any customary pledge and security documents (and facilitate the pledging of collateral and the granting of security interests and the perfection thereof in such collateral) and other definitive financing documents, assist with the preparation of any schedules, exhibits or annexes thereto (including with respect to a customary perfection certificate) or other certificates or documents solely with respect to information regarding the Company and its Subsidiaries, and as may be required or requested by Parent in connection with the satisfaction of a Financing Condition to the Debt Financing (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing (other than with respect to the authorization letters as set forth in clause (vii) below), (B) the effectiveness thereof  (other than with respect to the authorization letters as set forth in clause (vii) below) shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its Subsidiaries or any of their respective officers, directors or employees involved prior to the Closing); and

         (vi)         obtain customary payoff letters (including those set forth in Section 6.17 below, relating to the repayment of any existing third party indebtedness for borrowed money required by the Debt Commitment Letter (as of the date hereof) to be repaid on or concurrently with the Closing and, upon repayment of such indebtedness, termination of any related Liens securing any such obligations to be repaid and providing any necessary notices to allow for the payoff, discharge and termination in full at the Closing of any such indebtedness.

   (b)          Notwithstanding anything to the contrary in this Section 6.16 (but without limiting the specific obligations of the Company or its Subsidiaries pursuant to clause (a)(i) above), nothing will require the Company or its Subsidiaries to provide (or be deemed to require the Company or the Subsidiaries to prepare or assist in the preparation of), in each case prior to the Closing, any (1) pro forma financial statements, projections or other prospective information; (2) description of all or any portion of the Financing and other information customarily provided by financing sources or their counsel; (3) risk factors relating to all or any component of the Financing; (4) “segment” financial information; or (5) financial statements that are not otherwise required to be filed with the SEC by the Company (“Excluded Information”).

   (c)          Notwithstanding anything herein to the contrary, (i) such requested cooperation shall not (A) unreasonably disrupt or interfere with the business or the operations of the Company or its Subsidiaries, or (B) cause significant competitive harm to the Company or its Subsidiaries, if the transactions contemplated by this Agreement are not consummated, (ii) nothing in this Section 6.16 shall require cooperation to the extent that it would (A) subject any of the Company’s or its Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability prior to the Closing, (B) reasonably be expected to (x) conflict with, or violate, the Company’s and/or any of its Subsidiaries’ organization documents or any Law, or (y) result in the breach of, or default under, any Material Contract to which the Company or any of its Subsidiaries is a party, (C) require any action that would reasonably be expected to cause any condition to the Closing set forth in Article VII to not be satisfied or (D) require any action that would reasonably be expected to cause any breach of this Agreement, (iii) neither the Company nor any Subsidiary thereof shall be required to (A) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the financings contemplated by the Commitment Letters, the Definitive Financing Agreements or the Financing or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense (unless required to be paid or reimbursed by the Company pursuant to this Agreement) or to make any other payment or agree to provide any indemnity in connection with the Commitment Letters, the Definitive Financing Agreements, the Financing or any information utilized in connection therewith, in each case prior to the Closing, (B) prepare, execute, deliver or obtain opinions of internal or external counsel, (C) provide access to or disclose information where the Company reasonably determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any Law or material Contract with a third party to which the Company or any of its Subsidiaries is a party, or (D) waive or amend any terms of this Agreement or any other Contract to which the Company or its Subsidiaries is party, (iv) none of the Company’ directors shall be required to adopt any resolutions or take any other actions approving the agreements, documents, certificates and instruments pursuant to which the Financing is obtained, including any Definitive Financing Agreement (other than resolutions and consents authorizing the officers and employees of the Company and its Subsidiaries to take such actions as are necessary to comply with the obligations of the Company and its Subsidiaries herein (including, for the avoidance of doubt, the obligation to deliver the authorization letters referred to in clause (a)(vii) above), the effectiveness of which is not contingent upon the Closing, and (v) none of the Company, its Subsidiaries or their respective directors, managers, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, certificate, document or instrument, or agree to change or modify any existing agreement, document, certificate or instrument, including any Definitive Financing Agreement, with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date and the directors and managers of the Subsidiaries of the Company shall not be required to adopt resolutions approving the agreements, certificates, documents and instruments pursuant to which the Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Subsidiaries on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing.  The Company hereby consents to the use of logos of the business in connection with the Debt Financing contemplated by the Debt Commitment Letter so long as such logos are used solely in (i) a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or its Subsidiaries; and (ii) are used solely in connection with a  description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing).

   (d)          Parent shall indemnify, defend and hold harmless each of the Company, its Subsidiaries and Affiliates and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives from and against any and all liabilities, losses, (excluding lost profits and losses from any consequential, indirect, special or punitive damages (as opposed to direct or actual damages)) damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 6.16 except to the extent such liabilities or losses arose as a result of any documents, materials or other information provided by the Company, its Subsidiaries and Affiliates and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives or the gross negligence, fraud or willful misconduct of any of the Company, its Subsidiaries and Affiliates and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives.  Parent shall, promptly upon written request by the Company, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Company or its Subsidiaries (including those of its Affiliates and Representatives) in connection with the cooperation required by this Section 6.16; provided, that the Company, and not Parent, shall be responsible for (x) fees payable to existing legal, financial or other advisors of the Company and its Subsidiaries with respect to services provided prior to the Closing, (y) any ordinary course amounts payable to existing employees of, or consultants to, the Company or its Subsidiaries with respect to services provided prior to the Closing and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing (including the preparation and/or delivery of financial information, payoff letters and Lien releases). Parent’s obligations pursuant to this Section 6.16(d) are referred to collectively as the “Reimbursement Obligations.”

   (e)          For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligation of the Company, its Subsidiaries and other Affiliates, and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.

   (f)          To the extent that this Section 6.16 requires the Company’s and its Subsidiaries’ cooperation with respect to any of the obligations under the Debt Commitment Letter or relating to the Debt Financing, the Company and its Subsidiaries shall be deemed to have complied with this Section 6.16 if the Company and its Subsidiaries have provided Parent and Merger Sub with the assistance required under this Section 6.16 with respect to the Debt Commitment Letter (as in effect on the date of this Agreement), the Debt Financing contemplated thereby and any Alternative Financing Commitment Letter or Alternative Financing contemplated thereby.

   (g)          Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.16, shall be deemed to be satisfied unless the Debt Financing has not been obtained as a direct result of a failure of a Financing Condition set forth in the Debt Commitment Letter that is a direct result of the Company’s Willful Breach of its obligations under this Section 6.16.

    Section 6.17.          Payoff Letters.  The Company shall deliver to Parent, at least two (2) Business Days prior to the Closing, a payoff letter executed by the lenders, or the administrative agent (or similar Person) on behalf of the lenders, with respect to each arrangement identified on Section 6.17 of the Company Disclosure Schedule, in customary form (each, a “Payoff Letter”), that (a) confirms the aggregate outstanding amount required to be paid to fully satisfy the obligations payable under each such arrangement as of the Closing (and the daily accrual of interest thereafter) (each such amount, a “Company Payoff Amount”), (b) provides that, upon payment in full of the Company Payoff Amount indicated therein, (i) all Liens granted to the lenders pursuant to such arrangements and all loan and collateral documentation entered into in connection with evidencing the obligations under such arrangements shall be automatically released and terminated and be of no further force and effect and (ii) all collateral in the possession of the lenders under such arrangements shall be promptly returned to the Company or its designees, and (c) contains customary further assurances provisions.

    Section 6.18.          Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (ii) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1.          Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a)          Stockholder Approval.  The Company Requisite Vote shall have been obtained;

   (b)          Orders.  No Law (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger, and shall remain in effect (each, a “Legal Restraint”); and

   (c)          HSR Approval.  The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained (the “HSR Approval”).

Section 7.2.          Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

   (a)          Representations and Warranties.  Each of (i) the representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.4 and Section 3.22 (except, subject to the terms of Section 6.1, in the event that the Company or any of its Subsidiaries or the Board of Directors (or a duly authorized committee thereof) engages another financial advisor in connection with the evaluation of an Acquisition Proposal) shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date), which in the case of (x) Section 3.3(a), shall mean only inaccuracies that are de minimis and (y) Section 3.3(d), shall mean only inaccuracies that would not increase the aggregate consideration payable pursuant to this Agreement by more than a de minimis amount; and (ii) the other representations and warranties of the Company set forth in Article III shall be true and correct as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the term “Material Adverse Effect,” except where the failure of such representations and warranties to be true and correct, in the aggregate, would not constitute or would not reasonably be expected to have a Material Adverse Effect;

   (b)          Performance of Obligations of the Company.  The Company shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with under this Agreement at or prior to the Effective Time;

   (c)          No Material Adverse Effect. No Material Adverse Effect shall have occurred after the date hereof and be continuing; and

   (d)          Certificate.  Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

   (e)          Approvals.  Each of the approvals set forth in Section 7.2(e) of the Parent Disclosure Schedule (the “Healthcare Regulatory Approvals”) shall have been obtained.

Section 7.3.          Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

   (a)          Representations and Warranties.  Each of (i) the representations and warranties of Parent and Merger Sub set forth in Section 4.1, Section 4.2, Section 4.5, Section 4.6, Section 4.8 and Section 4.11 shall be true and correct in all material respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct in all material respects as of such specified date); and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all respects as of the Closing Date as if made at such date (except to the extent such representations and warranties speak as of a specified date, in which case they need only be true and correct as of such specified date) interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms, except where the failures of any such representations and warranties to be true and correct, in the aggregate, would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

   (b)          Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed and complied with in all material respects all covenants and obligations required to be performed or complied with under this Agreement at or prior to the Effective Time; and

   (c)          Certificate.  The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4.          Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other transactions contemplated hereby.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of the Company:

   (a)          by mutual written consent of Parent, Merger Sub and the Company;

   (b)          by Parent or the Company by written notice to the other if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such standard of efforts as may be required by such Party pursuant to Section 6.4 to prevent, oppose and remove such restraint, injunction or other prohibition;

   (c)          by either Parent or the Company by written notice to the other if the Effective Time shall not have occurred on or before 5:00 p.m., New York City time, on March 1, 2021 (the “End Date”); provided, that the Company, in its sole discretion, may extend the End Date for up to two (2) consecutive thirty five (35) day periods in the aggregate, to May 10, 2021, if at the initial End Date or the end of the first additional thirty five (35) day period all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to such conditions being capable of being satisfied as of the Closing Date) other than the condition set forth in Section 7.1(b) (with the applicable Legal Restraint arising as a result of a Proceeding brought or initiated by, or which results from the inaction of, a Governmental Entity, Section 7.1(c) and/or Section 7.2(e); provided, further, that Parent, in its sole discretion, may extend the End Date for up to two (2) consecutive thirty five (35) day periods in the aggregate, to May 10, 2021, if at the initial End Date or the end of the first additional thirty five (35) day period all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to such conditions being capable of being satisfied as of the Closing Date) other than the condition set forth in Section 7.1(b) (solely as a result of the failure to receive the Healthcare Regulatory Approvals) and/or Section 7.2(e); provided that Parent may only exercise such extension right if it has used such standard of efforts as required by Parent pursuant to Section 6.4 with respect to the Healthcare Regulatory Consents.  The right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if any action of such Party (or, in the case of Parent, Merger Sub) or the failure of such Party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of the failure of the Effective Time to occur on or before the End Date;

   (d)          by written notice from the Company to Parent if:

         (i)          there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by the Company to Parent or (B) two (2) Business Days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in breach of any of its representations, warranties or covenants contained in this Agreement so as to cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied; or

         (ii)          prior to obtaining the Company Requisite Vote, in accordance with, and subject to, and in compliance with, all of the terms and conditions of, Section 6.1(e) in order to enter into a definitive agreement with respect to a Superior Proposal, if prior to or concurrently with such termination, the Company pays the Company Termination Fee due under Section 8.2(b)(i);

   (e)          by written notice from Parent to the Company if:

         (i)          there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either such case, such breach or condition is not curable or, if curable, is not cured prior to the earlier of (A) thirty (30) days after written notice thereof is given by Parent to the Company or (B) two (2) Business Days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties or covenants contained in this Agreement so as to cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied; or

         (ii)          the Board of Directors (or a duly authorized committee thereof) shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation in a manner adverse to Parent or Merger Sub (it being agreed that the taking of any action by the Company, its Board of Directors (or a duly authorized committee thereof) or any of its Representatives permitted by Section 6.1(c) (other than clause (v) thereof) shall not give rise to a right to terminate pursuant to this clause (ii));

   (f)          by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a vote on the adoption of this Agreement was taken; or

   (g)          by the Company, if (i) the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) have been and continue to be satisfied or waived in accordance with this Agreement; (ii) Parent and Merger Sub fail to consummate the Merger on the date on which Parent is required to consummate the Merger pursuant to Section 1.2; (iii) the Company has notified Parent in writing that it is ready, willing and able to consummate the Closing and intends to terminate this Agreement pursuant to this Section 8.1(g) at the end of the one (1) Business Day period set forth in the following clause (iv); and (iv) Parent and Merger Sub fail to consummate the Closing within one (1) Business Day following the delivery of such written notice by the Company.

Section 8.2.          Effect of Termination.

   (a)          In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party) to the other Parties, as applicable, except as provided in Section 6.5(b), Section 6.7, this Section 8.2,  Section 8.3 and Article IX, which shall survive such termination in accordance with their terms; provided that, nothing herein shall relieve any Party hereto of any liability for damages resulting from actual and intentional fraud or Willful Breach of this Agreement prior to such termination by any Party hereto (which damages the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the Company from Parent or Merger Sub, including for any actual and intentional fraud or Willful Breach, such damages can be based on the actual and/or potential damages incurred by the Company’s stockholders in the event such stockholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement, taking into consideration relevant matters including other combination opportunities and the time value of money); provided, further, that except in the case of actual and intentional fraud, under no circumstances shall the liability for damages, including upon a Willful Breach, exceed the Liability Cap. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance under Section 9.12. The Confidentiality Agreement and Parent Guarantee shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with their terms.

   (b)          In the event that:

         (i)          this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay to Parent (or its designee) the Company Termination Fee, on or prior to the date of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

         (ii)          this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to the taking of a vote to approve this Agreement at the Stockholders Meeting or any postponement or adjournment thereof an Acquisition Proposal shall have been made directly to the Company’s stockholders or an Acquisition Proposal shall have otherwise become publicly known or, in the case of a termination pursuant to Section 8.1(e)(i), an Acquisition Proposal shall have been provided to the Company or the Board of Directors (or a duly authorized committee thereof), and such Acquisition Proposal shall have not been withdrawn prior to such taking of a vote to approve this Agreement or, in the case of a termination pursuant to Section 8.1(e)(i), prior to the breach that forms the basis of such termination and (B) within nine (9) months after such termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement with respect to an Acquisition Proposal (which is subsequently consummated, whether within such nine (9) month period or thereafter), then, in any such event, the Company shall pay to Parent (or its designee) the Company Termination Fee, such payment to be made within two (2) Business Days from the consummation of an Acquisition Proposal, by wire transfer of immediately available funds.  For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “15% or more” will be deemed to be references to “more than 50%”.

   (c)          In the event that this Agreement is terminated (A) by either Parent or the Company pursuant to Section 8.1(b) and the applicable Legal Restraint giving rise to such termination arises in connection with a Proceeding brought or initiated by, or the inaction of, a Governmental Entity; (B) by either Parent or the Company pursuant to Section 8.1(c) and either (i) the condition to the Parties’ obligation to close set forth in Section 7.1(b) arises in connection with a Legal Restraint resulting from a Proceeding brought or initiated by, or the inaction of, a Governmental Entity or Section 7.1(c) is not satisfied (or there is an agreement not to consummate the transaction contemplated by this Agreement with any Governmental Entity with authority over the HSR Approval) or the condition set forth in Section 7.2(e) shall not have been satisfied or otherwise waived by Parent or (ii) the Company could have terminated this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(g); or (C) by the Company pursuant to Section 8.1(d)(i) or Section 8.1(g), then Parent shall pay to the Company (or its designee) a fee of $32,237,669 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable termination.

   (d)          The Parties hereto acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

   (e)          Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where the Company Termination Fee, Parent Termination Fee, and/or other amounts payable under this Section 8.2 are payable are uncertain and incapable of calculation and, therefore, the amounts payable pursuant to this Section 8.2 are not a penalty, but are liquidated damages, in a reasonable amount that will compensate the Company, Parent, their respective Affiliates and their respective Representatives for the efforts and resources expended and opportunities foregone while negotiating this Agreement and other documents contemplated hereby and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement and (iii) without these agreements, the Parties would not enter into this Agreement.  If the Company fails to promptly pay an amount due pursuant to Section 8.2(b), or Parent fails to promptly pay an amount due pursuant to Section 8.2(c), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(c), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by the Company) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment (any costs and expenses described in this clause (f), the “Collection Costs”).

   (f)          Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is entitled to receive the Company Termination Fee from the Company pursuant to this Section 8.2, the Company Termination Fee and, if applicable, the Collection Costs and Reimbursement Obligations, shall, subject to Section 9.12, be the sole and exclusive remedy of Parent, Merger Sub, and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents (collectively, the “Company Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to such termination, or in respect of any representation made or alleged to be have been made in connection with this Agreement, and upon payment of such amounts, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, under no circumstances will Parent or any other Parent Related Parties be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (in any case, whether willfully, intentionally, unintentionally or by Willful Breach or otherwise) or for any representation made or alleged to have been made in connection herewith, and Company’s and the other Company Related Parties’ maximum aggregate liability in connection with this Agreement and the transactions contemplated hereby shall not in any case exceed an amount equal to the Liability Cap, other than in the case of actual and intentional fraud.

   (g)          Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and the Company is paid the Parent Termination Fee from Parent pursuant to this Section 8.2, the Parent Termination Fee and, if applicable, the Collection Costs and the Reimbursement Obligations, shall, subject to Section 9.12, be the sole and exclusive remedy of the Company against Parent, Merger Sub or any of their respective former, current or future general or limited partners, shareholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agents or any their respective assignees or successors or any former, current or future general or limited partner, shareholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) or any Debt Financing Source Related Party for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith and upon payment of such amounts, none of the Parent Related Parties or Debt Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise, except that nothing shall relieve Parent of its obligations under Section 6.5(b), Section 6.7 and Section 6.16(d).  Notwithstanding anything to the contrary contained in this Agreement, and without limiting the Company’s rights under Section 9.12, under no circumstances will the Company be entitled to monetary damages under this Agreement or in connection with the transactions contemplated hereby from (i) Parent in excess of the amount equal to the Parent Termination Fee (and any costs, expenses, interest and other amounts payable pursuant to Section 6.4(g), Section 6.16(d) and Section 8.2(e)) or (ii) any Parent Related Parties (other than Parent), other than pursuant to, and in accordance with the terms of, the Parent Guarantee, the Equity Financing Commitment or the Confidentiality Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, (i) under no circumstances will the Company or any other Company Related Parties be entitled to any monetary damages or other monetary remedies for any losses, damages or liabilities suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (in any case, whether willfully, intentionally, unintentionally or by Willful Breach or otherwise) or for any representation made or alleged to have been made in connection herewith, and Parent’s and the other Parent Related Parties’ maximum aggregate liability in connection with this Agreement and the transactions contemplated hereby shall not in any case exceed an amount equal to the Liability Cap, other than in the case of actual and intentional fraud and (ii) the Company shall be entitled to seek specific performance to cause the Closing to occur in accordance with Section 9.12 prior to terminating this Agreement and triggering payment of the Parent Termination Fee, but the Company shall not be entitled to both specific performance to cause the Closing to occur pursuant to Section 9.12 and payment of the Parent Termination Fee or any other amounts from Parent or the Parent Related Parties.

   (h)          This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no other Parent Related Party, Debt Financing Source Related Party or Company Related Party shall have any liability for any obligations or liabilities of the Parties to this Agreement or for any claim against the Parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, except, in the cases of the Guarantors or the other Parent Related Parties, pursuant to, and in accordance with the terms of, the Parent Guarantee, the Equity Commitment Letter or the Confidentiality Agreement, and in the case of the Debt Financing Source Related Parties, the Debt Commitment Letter.

Section 8.3.          Expenses.  Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with obtaining any consent, approval, authorization, permit, action, filing or notification shall be borne by Parent.  Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.          Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those contained in this Article IX.

    Section 9.2.          Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, that after receipt of the Company Requisite Vote, if any such amendment shall by applicable Law require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company. Notwithstanding anything to the contrary contained in this Agreement, Section 8.2(g), Section 9.3, Section 9.7, Section 9.17 and this Section 9.2 and any related definitions (solely as used in such sections) may not be amended or modified in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 9.3.          Waiver; Extension.  The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party (without the approval of the stockholders of the Company) in whole or in part to the extent permitted by applicable Law. At any time prior to the Effective Time, any Party hereto may, subject to the immediately following sentence, (a) waive or extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement.  The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. Notwithstanding anything to the contrary contained in this Agreement, Section 8.2(g), Section 9.2, Section 9.7, Section 9.17 and this Section 9.3 and any related definitions (solely as used in such sections) may not be amended or waived in a manner that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 9.4.          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by overnight courier, by facsimile or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Parent or Merger Sub:

IRC Superman Midco, LLC
c/o Nautic Partners
50 Kennedy Plaza, 12th Floor
Providence, RI  02903
Attention:	Scott F. Hilinski / Daniel P. Killeen
Facsimile:	(401) 278-6387
E-Mail:	shilinski@nautic.com; dkilleen@nautic.com

with an additional copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	Mark S. Opper / Adam P. Small
Facsimile:	(617) 523-1231
E-Mail:	mopper@goodwinlaw.com; ASmall@goodwinlaw.com

(b)          if to the Company:

American Renal Associates Holdings, Inc.
500 Cummings Center, Suite 6550
Beverly, Massachusetts 01915
Attention:	Victoria A. Labriola
Facsimile:	(978) 232-0864
E-Mail:	vlabriola@americanrenal.com

with an additional copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:	Charles Ruck / Thomas Malone
Facsimile:	(212) 751-4864
E-Mail:	charles.ruck@lw.com; thomas.malone@lw.com

or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above.

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile or e-mail (with acknowledgment received), five (5) Business Days after the same are sent by registered or certified mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 9.5.          Certain Definitions.  For purposes of this Agreement, the term:

   (a)          “Acceptable Confidentiality Agreement” means a confidentiality agreement on terms substantially similar in the aggregate to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with Section 6.1).

   (b)          “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person.

   (c)          “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

   (d)          “Clinic Joint Venture” means the Persons listed in Section 9.5(d) of the Company Disclosure Schedule and any other actively operated dialysis facility formed or acquired after the date of the Agreement, in which the Company has a direct or indirect ownership interest.

   (e)          “Company Termination Fee” means, (i) $5,037,136 if the Company Termination Fee is payable pursuant to Section 8.2(b)(i) due to a termination of this Agreement pursuant to Section 8.1(d)(ii) by the Company in order to enter into a definitive agreement for a Superior Proposal with an Excluded Party, and (ii) $12,089,126 in all other circumstances.

   (f)          “Contract” means any legally binding written or oral agreement, contract, subcontract, real property lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

   (g)          “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

   (h)           “Credit Facilities” means the agreements listed in Section 9.5(h) of the Company Disclosure Schedule, and any replacements or refinancings thereof entered into after the date hereof in the ordinary course of business.

   (i)          “Debt Financing Sources” means each of the Persons that have committed to provide, or otherwise entered into agreements in connection with, the Debt Financing, including the parties to the Debt Commitment Letter and any person that has not executed the Debt Commitment Letter as of the date hereof, but becomes a party thereto after the date hereof, in accordance with the terms thereof (other than Parent, Merger Sub or any of their Affiliates) or any party that has committed to provide Alternative Financing under any Alternative Financing Commitment Letter.

   (j)          “Debt Financing Sources Related Party” means the Debt Financing Sources, together with their respective Affiliates, and the respective officers, directors, officers, employees, agents, advisors, controlling Persons and the other Representatives and successors of each of the foregoing.

   (k)          “ERISA Affiliate” means any entity that would be considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

   (l)          “Exchange Act” means Securities Exchange Act of 1934, as amended.

   (m)          “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein.

   (n)          “Governmental Entity” means any governmental, quasi-governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.

   (o)          “Health Care Laws” means all applicable Laws relating to the regulation, provision, management, administration of, and payment for, healthcare services and items, including: (1) 42 U.S.C. §§ 1320a‑7, 7a and 7b; (2) 42 U.S.C. § 1395nn; (3) 31 U.S.C. §§ 3729‑3733; (4) 18 U.S.C. §§ 286, 287 and 666; (5) 42 U.S.C. §§ 1320a through 7b(b); (6) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.) and state health information data breach notification, privacy and security Laws; (7) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (8) the Medicare statute (Title XVIII of the Social Security Act) and the Medicaid statute (Title XIX of the Social Security Act); (9) any federal, state or local Laws with respect to healthcare related fraud and abuse, false claims, self-referral, anti-kickback, billing, coding, documentation and submission of claims, dispensing medicines or controlled substances, healthcare professional credentialing and licensing, sales and marketing, healthcare quality and safety, the corporate practice of medicine, fee-splitting, and healthcare facility or agency licensing; and (10) in each case, all regulations promulgated under such Laws and any other similar federal, state or local Laws.

   (p)          “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

   (q)          “Intellectual Property” means all intellectual property and proprietary rights, including all (i) patents, methods, processes, inventions, copyrights and copyrighted works, trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of the business symbolized thereby, trade secrets and know-how, and (ii) registrations, applications, provisionals, divisions, continuations, continuations-in-part, re-examinations, re-issues, renewals and foreign counterparts for any of the foregoing.

   (r)          “Joint Venture Agreements” means (i) the material partnership, limited liability, operating agreements or other similar organizational documents governing each Clinic Joint Venture, (ii) any material agreement with one or more physicians or physician groups providing for medical director services with respect to each Clinic Joint Venture, and (iii) the material management services agreement with respect to each Clinic Joint Venture, between an Affiliate or Subsidiary of the Company, on the one hand, and the Clinic Joint Venture, on the other hand.

   (s)          “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.5(r) of the Parent Disclosure Schedule, in each case after reasonable inquiry.

   (t)          “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel.

   (u)          “Liability Cap” means an aggregate amount equal to $38,000,000.

   (v)          “Material Adverse Effect” means any fact, event, development, change, effect, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with all other Effects, (A) has had or would reasonable be expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the Company and its Subsidiaries taken as a whole or (B) would reasonably be expected to prevent or materially delay the consummation of the Merger past the End Date; provided that, with respect to clause (A) only, no Effects relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect (subject to the limitations set forth below): (i) general changes or developments in the economy, political conditions in the United States or elsewhere in the world (including protests or political unrest) or the financial, debt, capital, credit, commodities or securities markets in the United States or elsewhere in the world, (ii) general changes or developments in the industries in which the Company or its Subsidiaries operate, (iii) the negotiation, execution or delivery of this Agreement or the public announcement or pendency of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, patients, payors, regulators, lenders, partners, employees, joint venture partners or similar relationships of the Company and its Subsidiaries, or the compliance with the terms of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (except that this clause (iii) shall not apply to the representations and warranties made in Section 3.5 (and to the extend related to Section 3.5, the condition in Section 7.2(a)), (iv) any action taken or omitted to be taken by the Company at the written request of or with the written consent of Parent or Merger Sub or expressly required by this Agreement, (v) changes or prospective or anticipated changes, occurring after the date of this Agreement, in any applicable Laws (including any Health Care Laws) or applicable accounting regulations or principles or interpretation or enforcement thereof, (vi) any hurricane, tornado, earthquake, flood, tsunami, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event or act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any, act of sabotage, terrorism, epidemics or pandemics (including COVID-19), disease outbreaks or national or international political or social conditions (including social unrest) or any escalation or worsening relating to the foregoing, including any escalation or worsening of any stoppages or shutdowns, or any response of any Governmental Entity (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing, (vii) any matter (including actions taken by the SEC or the DOJ) relating to the restatement of the Company’s financial statements filed in the Company’s Annual Report on Form 10-K on September 5, 2019 or the underlying causes thereof and all related claims, investigations, proceedings, actions or actions taken by a Governmental Entity with respect thereto, (viii) any change in the market price or trading volume of the Shares or the credit rating of the Company or any of its Subsidiaries, (ix) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the underlying facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining, whether there has been a Material Adverse Effect), (x) any determination or decision by, or delay of a determination or decision by, or any recommendation, statement or other pronouncement made or proposed by, any Governmental Entity or any panel or advisory body empowered or appointed thereby with respect to the uses, reimbursement scheme, pricing, or status for any services offered by the Company or any of its Subsidiaries, or any such determinations, decisions, recommendations, statements or pronouncements with respect thereto or (xi) any matter disclosed in the Company Disclosure Schedule; except in the cases of clauses (i), (ii), (v), (vi) or (x), to the extent that the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants operating in the industry in which the Company and its Subsidiaries conduct business (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

   (w)          “Permit” means governmental licenses, permits, certificates, approvals, billing and authorizations.

   (x)           “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

   (y)          “Subsequent Transaction” means the proposed sale or transfer of certain assets of the Company to Fresenius Medical Care Ventures, LLC, pursuant to the Subsequent Transaction Agreement.

   (z)          “Subsequent Transaction Agreement” means the August Newco Unit Purchase Agreement, dated as of October 1, 2020, by and between Parent and Fresenius Medical Care Ventures, LLC.

   (aa)          “Subsidiary” or “Subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

   (bb)          “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Party with actual knowledge (after reasonable inquiry) that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.  For the avoidance of doubt, a Party’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

Section 9.6.          Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.7.          Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Commitment Letters, the Parent Guarantee and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, that Parent and Merger Sub and, after the Closing, the Company and its Subsidiaries, may, without the prior written agreement of any other Party, assign any or all of their respective rights hereunder to the Debt Financing Sources (including for collateral security purposes) so long as Parent remains liable hereunder.

    Section 9.8.          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.9 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Options, Restricted Stock and RSU Awards to receive the payments contemplated by the applicable provisions of Section 2.2 at the Effective Time in accordance with the terms and conditions of this Agreement, and (d) prior to the Effective Time, the rights of the holders of Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement; provided that the rights granted to the holders of Common Stock pursuant to the foregoing clause (d) of this Section 9.8 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion.  The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

Section 9.9.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of Law principles thereof).

Section 9.10.          Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11.          Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.12.          Specific Performance.

   (a)          Each Party acknowledges that (i) money damages would be an insufficient remedy for any actual or threatened breach of this Agreement by such Party, (ii) any such breach or threatened breach would cause the other Party irreparable harm and (iii) in addition to any other remedies available at Law or in equity that are expressly provided to a Party under this Agreement, the Parties will be entitled to equitable relief by way of injunction, specific performance or other equitable relief, without posting any bond or other undertaking, for any actual or threatened breach of this Agreement by such Party.  Neither Party will (i) contest the appropriateness or granting of any injunction or specific performance as a remedy for a breach of this Agreement or (ii) assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy, subject in all cases to the terms and conditions of Section 9.12(b).

   (b)          Notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to enforce specifically the terms and provisions of, and to prevent or cure any actual or threatened breach, of this Agreement by Parent or Merger Sub and to cause Parent or Merger Sub to consummate the transactions contemplated hereby and comply with its obligations hereunder (including with respect to the Debt Financing).  Notwithstanding anything in this Agreement to the contrary, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause the Equity Financing to be funded and to cause Parent to effect the Closing, if but only if (i) all of the conditions in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being satisfied if the Closing were to occur at such time), (ii) the Company has irrevocably confirmed in a written notice to Parent that if specific performance to cause the Equity Financing to be funded is granted and the Debt Financing is funded, then the Closing will occur, (iii) the amounts committed to be funded under the Debt Commitment Letter (or the Alternative Financing Commitment Letters) either have been funded or will be funded (or the conditions to such funding will be satisfied) at the Closing if the amounts under the Equity Commitment Letter are funded at Closing, and (iv) Parent fails to consummate the Closing within one (1) Business Day after the delivery of the written notice set forth in clause (ii).  Notwithstanding anything to the contrary contained in this Agreement, while the Company may concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of the Parent Termination Fee or monetary damages in accordance with Section 8.2(a), if, as and when required pursuant to this Agreement, under no circumstances shall the Company be entitled to receive both a grant of specific performance to cause the Equity Financing to be funded, on the one hand, and payment of the Parent Termination Fee and/or any of the other amounts, if any, as and when due, pursuant to Section 8.2(a), on the other hand.  In addition, notwithstanding anything in this Agreement to the contrary: (x) no Person other than the Company shall be entitled to seek specific performance of this Agreement against Parent; and (y) no Person other than the Company shall be entitled to seek payment of the Parent Termination Fee and any Collection Costs and Reimbursement Obligations.

Section 9.13.          Jurisdiction.  Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by delivery in person or by overnight courier to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or Proceeding in connection with this Agreement or the transactions contemplated hereby.  Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or Proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or Proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction.   Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

Section 9.14.          WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15.          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due and Parent and Merger Sub shall prepare and timely file all Tax Returns and other documentation with respect to such Taxes, and Parent and Merger Sub will indemnify the Company against liability for any such Taxes.

Section 9.16.          Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  References to “dollars” or “$” are to United States of America dollars. The phrases “transactions contemplated by this Agreement”, “transactions contemplated hereby” and similar terms shall refer only to the Merger and the related transactions expressly contemplated by this Agreement and shall not include the Subsequent Transaction. For the purposes of Article III of this Agreement, the term “made available”, with respect to any document or item made available to Parent and its Representatives, shall mean such document or item has been made available to Parent and its Representatives in the electronic data room maintained or via email or other physical or electronic format by the Company on or before the time that is one day immediately prior to the Closing Date.  References to any statute, rule or regulation, or any other applicable Law, shall be deemed to refer to such statute, rule or regulation, or other applicable Law, as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.17.          Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries hereby: (i) agrees that any Proceeding, whether in Law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Sources Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and the Company on behalf of itself and its Subsidiaries hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the Law of the State of Delaware)) shall be governed by the Laws of the State of New York (without giving effect to any conflicts of Law principles that would result in the application of the Laws of another jurisdiction), (ii) agrees not to bring or support any action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company or its Subsidiaries in any such action or Proceeding shall be effective if notice is given in accordance with Section 9.4, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Sources Related Parties will have any liability to the Company or any of its Subsidiaries (in each case, other than the Surviving Corporation and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in Law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent and Merger Sub against the Debt Financing Sources Related Parties with respect to the Debt Financing or any of the transactions contemplated thereby or the rights of the Surviving Corporation and its Subsidiaries following the Merger), and (vii) agrees that the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.17 or in Section 8.2(g), Section 9.2, Section 9.3, and Section 9.7 and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Sources Related Parties” shall not be amended, modified or waived in any way material and adverse to the Debt Financing Sources Related Parties without the prior written consent of the Debt Financing Sources Related Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

By:	/s/ Joseph A. Carlucci
Name: Joesph A. Carucci
Title: Chief Executive Officer and Chairman of the Board of Directors

PARENT:

IRC SUPERMAN MIDCO, LLC, a Delaware limited liabilty company

By:	/s/ Scott Hilinski
Name: Scott Hilinski
Title: President

MERGER SUB:

SUPERMAN MERGER SUB, INC., a Delaware corporation

By:	/s/ Scott Hilinski
Name: Scott Hilinski
Title: President

Signature Page-Merger Agreement